                  PAPER B

                  Building Ontario's Economic Advantage
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                2006 ONTARIO BUDGET
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                                                            BUILDING ONTARIO'S ECONOMIC ADVANTAGE

Introduction
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         A strong economy is the foundation of Ontarians' quality of life. Well-paid jobs are key to families'
         well-being and the prosperity and health of our communities. The goal of the province's economic policy is to strengthen the foundation for prosperity and increase the capacity of Ontario's people and businesses to compete in the global economy by creating new opportunity.

         Ontario stands out from many other parts of the world because of the quality of its business environment and the diversity of its economy. This is due to the integrity and efficiency of its legal and regulatory system, excellent communications and physical infrastructure, publicly funded health care, competitive tax system, and highly skilled and diverse workforce.

         Over the past year, Ontario's economy maintained moderate growth in the face of serious challenges--
         notably high world oil prices and the continued appreciation of the Canadian dollar. In 2005, both economic growth and job creation surpassed the average private-sector forecasts prevailing in the last
         Budget.

         Government policy has a vital role to play in maintaining and enhancing Ontario's competitive advantages and in helping to ensure that the economy can weather the challenges it may face.

         The key elements of the government's strategy for strengthening the Ontario economy include:

•      introducing Move Ontario-- the government's major new investment of $1.2 billion in public transit, roads and bridges, which are critical to ensuring future business investment and job creation in
              Ontario. Move Ontario builds on the government's five-year, more than $30 billion ReNew Ontario infrastructure investment plan;

•      encouraging innovation through the new Ministry of Research and Innovation and investments in leading-edge public and not-for-profit research facilities;

•      maintaining a competitive tax and business environment, including a proposed five per cent capital tax rate cut starting in 2007 to encourage investment growth;

•      investing in people through early learning, elementary and secondary education, and Reaching Higher: The
              McGuinty Government Plan for Postsecondary Education;

•      expanding Ontario's employment and training system through a Jobs and Skills Renewal Strategy with some new resources from three landmark Canada-Ontario agreements on labour-market services and immigration;

•      helping new Canadians, including internationally trained professionals and tradespersons, integrate more rapidly into Ontario's workforce;

•      enhancing Ontario's health care advantage;

•      embarking on one of the most ambitious building programs in North America for new electricity generation, taking steps to develop new sources of clean, renewable power and introducing initiatives to encourage conservation;

•      targeting investments in key sectors, including manufacturing, the entertainment and creative cluster, forest products, mining and agriculture;

•      modernizing the regulatory environment to help businesses innovate, while promoting the confidence of consumers and investors; and

•      building strong communities through new, more effective partnerships with municipalities.

         Details of the government's economic strategy are presented in the following sections.

         Section I focuses on the government's Move Ontario investments in public transit, roads, bridges, highways and other infrastructure investments.

         Section II reviews the government's programs that, in partnership with the postsecondary and private sectors, foster a climate of innovation in the Ontario economy.

         Section III reviews the government's initiatives in the areas of education and training, which will strengthen Ontario's education and skills advantage.

         Section IV outlines the Province's investments in health care and their key role in supporting economic growth.

         Section V examines Ontario's job creation.

         Section VI describes the Province's commitment to building strong communities and examines key economic sectors.

         Section VII summarizes measures to encourage investment.

Section I: Building Ontario's Economic Infrastructure Advantage
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         A modern, vital and renewed economic infrastructure supports the movement of goods and people, ensures reliable power supplies, strengthens Ontario's economic advantage, and creates opportunity for Ontario businesses and people.

         Past neglect has generated an infrastructure deficit. Demographic factors will also put pressure on
         Ontario's infrastructure. Ontario's population is expected to grow from 12.5 million people in 2005 to a projected 16.4 million by 2031. The government needs to invest strategically in the infrastructure that supports future economic growth.

         Through the ReNew Ontario infrastructure plan, the government and its partners are investing more than
         $30 billion over five years in strategic projects that reflect the priorities of Ontarians: health care, education and economic prosperity. These infrastructure investments will improve and expand schools, hospitals and the judicial system; create new affordable housing; upgrade and expand highways and transit systems; provide support for key infrastructure in northern Ontario; and improve municipal water systems, bridges and roads across the province. It is estimated that, over the next five years, the plan will support a total of about 360,000 jobs in Ontario.

         This Budget builds on ReNew Ontario with Move Ontario, an additional $1.2 billion one-time investment in public transit, municipal roads and bridge infrastructure projects. The government's public transit investments through Move Ontario could lead to projects totalling nearly $2.5 billion in value, that, together with $400 million in provincial funding for road and bridge projects, have the potential to generate employment across Ontario of up to 27,000 jobs.

         The government is undertaking these infrastructure investments because they are vitally important to the economic well-being of the province. In addition to the long-term productivity benefits of improved infrastructure, these projects will have a substantial and positive impact on the provincial economy and employment while they are under construction.

EXPANDING AND MODERNIZING PUBLIC TRANSIT

         A comprehensive, efficient and safe public transit system enhances the mobility of Ontario residents and supports the growth and development of Ontario's cities and municipalities.

         Delays caused by gridlock and congestion in the Greater Toronto Area (GTA) cost the economy about $2 billion per year in lost time and lost productivity. By reducing congestion on Ontario's roads and highways, a renewed Ontario transit system will also deliver real benefits to the environment, people's health, road safety and the efficient movement of people and goods.

         All these benefits add up to improvements in the day-to-day quality of life in Ontario communities and help to promote investment growth and job creation across the province.

         Investing in public transit benefits the economy in a number of important ways. Public transit makes cities more attractive to businesses when deciding where to locate. Public transportation in large cities is a more fuel-efficient mode of transportation than automobiles, and a wider public transit system provides local businesses with access to a larger pool of workers and potential customers.

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The many benefits, including economic benefits, of investing in public transit are recognized by Canadian business groups. According to the Canadian Chamber of Commerce, "Strengthening and expanding public transit networks will reduce congestion, ensure a cleaner environment, manage urban growth and provide economic returns."
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         Greater Toronto Transportation Authority
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         Over the last five years, the population of the GTA and Hamilton has increased by an average of roughly
         125,000 people per year. This area is currently served by 10 different transit systems with insufficient coordination.

         The government will introduce legislation in 2006 to establish the Greater Toronto Transportation
         Authority (GTTA) to lead the delivery of an integrated and more convenient transportation network to meet the growing needs of people in the GTA and Hamilton.

         The GTTA would support the success of the Growth Plan for the Greater Golden Horseshoe and the Greenbelt
         Plan, which together create the planning framework on which to build the future growth of the GTA and surrounding regions. The GTTA would also reduce gridlock by attracting more riders to area transit systems and by removing cars from area roads and highways. It would plan, coordinate and set priorities for public transit and major regional roads.

         The GTTA would be able to manage the GTA Fare Card System, an integrated ticket system to allow people to move easily across the region with a single card. The implementation of the GTA Fare Card System would enhance service levels for Ontario's most densely populated and fastest-growing urban area and would make travelling on 10 different transit systems as easy as the swipe of a card.

         Expanding Subway and Public Transit Systems
         The government's Move Ontario transit funding is the largest provincial investment in municipal transit infrastructure improvements in the GTA since the mid-1970s.

         The Province is providing $838 million through Move Ontario for priority projects in the GTA.

         Move Ontario funding means, for the first time in the province's history, Ontario can have new subway construction that crosses a regional boundary.

         The City of Toronto and York Region will be able to use $670 million in new funding through the Move
         Ontario Trust to help extend the subway into York Region, ending at the Vaughan Corporate Centre. The
         Region of York has had a population increase of over 50 per cent over the last 10 years. The subway would include a station at York University, currently the second-largest generator of single-person auto use in the GTA, next to Pearson International Airport. Once up and running, the subway extension will result in 36 million transit rides per year, removing up to 30 million car trips from the road. The extension will also reduce congestion on the Yonge line and make more effective use of the Spadina line by diverting approximately 10 per cent of passengers off the Yonge line.

         The Province will explore financial tools to assist the City of Toronto and York Region with their share of the cost of this expansion. This will include a role for the private sector and the use of innovative financing strategies to help fund the project from projected growth in property taxes. For example, the
         Province intends to introduce legislation to enable tax-increment financing for this initiative. This new municipal fiscal tool would be introduced on a pilot basis, allowing for a prudent review of its use in an Ontario context.

         The government is providing Brampton with $95 million through Move Ontario to improve local transit.
         Brampton will be able to use the funding to build its AcceleRide Project, providing express bus service on major streets in the City of Brampton.

         The government is providing Mississauga with $65 million through Move Ontario for improvements to local transit. Mississauga will be able to use the funding to develop its Transitway, a dedicated bus right-of-way line along Highway 403 and Eglinton Avenue. The Transitway will extend from Highways
         403/407 in the west to Renforth Drive/Highway 427 in the east, with 14 stations planned. The government will also support the Transitway through an additional $25 million in GO Transit investments. This initiative will help remove over five million car trips from the road annually, once fully implemented.

         The Province is providing York Region with $7 million through Move Ontario for new transit planning.
         This new funding will be used for the environmental assessment and detailed planning required for Phase
         II of the VIVA Transit express bus service. The service connects communities in York Region with each other and with the City of Toronto.

         The Province will also provide $1 million in funding through Move Ontario towards an environmental assessment relating to the future of the Scarborough subway.

         Promoting investment growth and job creation in Ontario through Move Ontario also contributes to
         Canada's economic growth, underlining the critical need for a federal partnership in public transit investment in the province. Federal funding support is necessary in order to ensure public transit expansion in the GTA is fully achieved.

         Move Ontario represents a substantial new investment that, together with contributions from federal and municipal partners, will be a real start on improving the movement of people and goods, promoting the integration of transit services, easing congestion, and helping to develop a shared investment plan for transportation.

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MOVE ONTARIO SUPPLEMENTS OTHER CRITICAL TRANSIT INVESTMENTS
This new injection of funds and a new structure to oversee public transit development in the GTA build upon a number of government initiatives:

      The government is dedicating part of the existing provincial gasoline tax to public transit, which could provide more than $1.4 billion over five years to 83 municipal transit systems in 110 communities.
     Municipalities will be able to use funding for capital projects and for transit system operations.
      In 2005-06, gas tax funding is being provided to 83 municipalities including the City of Toronto-- $120.1 million; Ottawa-- $27.4 million; Mississauga-- $10.9 million; London-- $6.8 million; Waterloo Region-- $6.1 million; Windsor-- $3.0 million; Guelph-- $2.1 million; Greater Sudbury-- $2.0 million; and the North-- total funding of $6.4 million.
      In January 2006, the Province of Ontario and GO Transit announced that they are investing more than $73 million in new railcars and buses. These new railcars will increase GO Transit's bi-level rail fleet to 415 cars and its bus fleet to 299. The additional railcars will allow GO Transit to carry more than
     6,400 additional daily passengers-- the equivalent of a 14-kilometre line of cars, bumper to bumper.
      In January 2005, the Ontario Government and GO Transit announced plans for a new GO station in Mississauga, with construction to begin this fall and the station to be ready for riders in early 2007.
      The Province is providing a one-time $200 million transit investment to the City of Toronto. The City will be able to use this funding to help support subway operations.
      The Governments of Canada and Ontario, together with the City of Ottawa, have committed long-term support for the region's urban transit needs by proceeding with the O-Train expansion. The project is planned to connect downtown Ottawa (Rideau Centre) with residential centres in south Ottawa (Barrhaven). The Governments of Canada and Ontario will each contribute up to $200 million to this project. The City will match this funding and be responsible for the balance of the project's costs.
      The Government of Ontario contributed $50 million, along with a matching federal government contribution, to the construction of Phase I of the VIVA rapid transit system in York Region.
      The Ontario Government is joining the federal government and the Region of Waterloo in funding almost $3 million for technical studies and an environmental assessment for a transit expansion project serving the
     Region of Waterloo. The studies will examine a proposed 14-kilometre line along the central transit corridor, which will run north-south to connect the cities of Kitchener and Waterloo.
      Starting in 2007, a new predictable, multi-year municipal transit bus replacement program will replace the existing Ontario Transit Vehicle Program, which ends today. To ensure existing demands are satisified until the new program is up and running, the Province is providing $114 million to those municipalities that have placed orders for new buses and bus refurbishments.
      The Province, in collaboration with the federal government and the City of Toronto, is investing over
     $1 billion in the city's transit priorities, such as the TTC State of Good Repair program.
Achievements in Enhancing Public Transit
      GO Transit ridership is estimated to have increased by over four per cent, carrying over 47 million riders in
     2005-06.
      Gas tax revenues transferred to municipalities have helped reduce the average age of buses from 12 years to
     10.5 years, improving the bus travel experience and increasing accessibility. Investments in new locomotives and track improvements will allow for longer GO trains.
      In 2005, GO Transit opened three new stations: Mount Joy, Kennedy and Milliken.
      TTC ridership is estimated to have increased by three per cent, carrying over 430 million riders in 2005-06.
      Improved transit accessibility for those with disabilities, with 47 per cent of the fleet in the province now accessible.
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ONTARIO'S CLEAN AIR AND CLIMATE CHANGE INITIATIVES
The Ontario Medical Association has estimated that air pollutants cause 5,800 Ontarians to die prematurely every year, costing the health care system and the Ontario economy almost $1 billion. To improve air quality in Ontario, the
Province is implementing a number of initiatives. These initiatives will also lead to reduced emissions of greenhouse gases (GHG)-- the key contributors to climate change:

      Ontario has committed to replace the five coal-fired electricity generating stations, which will provide the largest single GHG-reduction initiative in Canada, equivalent to taking seven million cars off the road.
      Ontario has filed comments with the U.S. Environmental Protection Agency opposing rule changes that allow U.S.
     coal-burning power plants to operate longer. More than half of Ontario's air pollution originates in the United
     States.

It is important that Ontario businesses and individuals are part of the solution to improve air quality and reduce GHG emissions. The government is implementing several initiatives to help promote private-sector environmental leadership:

      New investments in transit across the province through Move Ontario will help reduce air pollution and GHG emissions by providing alternatives to driving.
      Ontario's Renewable Fuels Standard for ethanol and the $520 million Ontario Ethanol Growth Fund will create opportunities for the rural economy, while reducing GHG emissions by 800,000 tonnes.
      To promote the use of hybrid electric vehicles in Ontario, the Government of Ontario proposes to double the maximum retail sales tax rebate for qualifying hybrid electric vehicles from $1,000 to $2,000 for vehicles delivered to purchasers after March 23, 2006.
      Ontario is updating the Drive Clean program to exempt cleaner, newer cars and target older, less efficient cars.
      The Province's air emissions reporting standards are being harmonized with federal regulations to save time and money for businesses complying with emissions regulations.
      Installation of 800,000 smart meters in Ontario homes and businesses by 2007, and in all homes and small businesses by 2010, allowing electricity consumers to reduce and shift their electricity demand in response to electricity prices.
      The government is reducing electricity use in its own buildings by 10 per cent by 2007, using such innovative solutions as the deep water cooling of the government buildings at Queen's Park.
      The government is investing $34 million in 2005-06 to complete 281 energy reduction projects in government buildings.
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ONTARIO'S ROADS, BRIDGES AND HIGHWAYS

         Ontario's 16,500-kilometre provincial highway network carries $1.2 trillion worth of goods to national and international markets annually. Investment in the construction and maintenance of highways, roads and bridges increases mobility and reduces transportation costs for businesses and families, thereby boosting productivity and sustaining economic growth. Effective highway design, construction and maintenance also contribute to Ontario retaining its high ranking among North American jurisdictions in terms of road safety.

         As announced under the five-year ReNew Ontario infrastructure plan, the Province is providing a total of
         $3.4 billion to improve the provincial highway network in southern Ontario. The Northern Ontario Highway
         Strategy, announced in August 2005, includes investments of approximately $1.8 billion to renew and expand northern highways.

         Strategic investments under Renew Ontario will focus on the key economic corridors in the province, especially the 400 series of highways and the Queen Elizabeth Way (QEW). The government will also focus on international trade routes and gateways such as the London-to-Windsor corridor to the Windsor-Detroit gateway; the Highway 403 corridor; the QEW to the Niagara-Fort Erie gateway; and Highway 402 to Sarnia.

         Ontario's network of municipal roads and bridges also plays an important role in moving people and goods across the province. Local residents, businesses, tourists, school buses, mail trucks, agricultural vehicles, garbage trucks and emergency vehicles all use Ontario's municipal roads and bridges. The rehabilitation of municipal roads and bridges will not only support most economic sectors, such as agriculture, tourism and trade, but will also promote safety in Ontario's communities.

         As well, municipal roads and bridges are key parts of Ontario's transportation system by providing the necessary connections among smaller communities, and access between these communities and the provincial highway network.

         Under Move Ontario, the government is making an immediate, one-time new investment of $400 million to help municipalities primarily outside the GTA-- with special emphasis on rural and northern communities
        -- invest in municipal roads and bridges. This funding would allow resurfacing of 3,000 kilometres of municipal roads or the repair of up to 800 bridges.

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ACHIEVEMENTS IN IMPROVING THE PROVINCIAL HIGHWAY NETWORK
      Constructed more than 300 kilometres of new lanes-- relieving congestion and improving productivity.
      Repaired almost 2,500 kilometres of lanes-- improving safety and ride quality.
      Reconstructed or repaired 152 bridges-- improving safety and access.

Completed and continuing projects include:
      Highway 401 across Toronto-- major rehabilitation and additional lanes.
      New interchanges on the QEW at Third Line and Guelph Line-- improving access and facilitating higher-density development.
      Opening of the first-ever high-occupancy vehicle (HOV) lanes on Ontario provincial Highways 404 and 403--
     relieving congestion.
      Widening Highway 406 to Port Robinson Road near Welland-- relieving congestion.
      Ongoing work to widen Highway 401 between Cambridge and Woodstock-- improving a key economic corridor.

Projects starting:
      Widening Highway 7 from Highway 417 to Carleton Place in the Ottawa region-- improving safety and traffic flow.
      Extension of Highway 404 to Ravenshoe Road in East Gwillimbury in York Region-- improving local and regional transportation access.
      Widening of Highway 401 from Sydenham Road to Montreal Street in Kingston-- improving safety and traffic flow.
      Widening the QEW through St. Catharines-- improving safety, reducing congestion and enhancing border access.
      Widening of Highway 402 in Sarnia-- improving access to the Blue Water Bridge border crossing.
      Potential new HOV lanes as part of projects to improve the QEW in Halton Region and the Queensway in Ottawa
     (Highway 417).
      Moving forward with the environmental assessment for the extension of Highway 427 in Vaughan.
      Extending Highway 410 from Bovaird Drive in Brampton to join Highway 10 north of Mayfield Road in Caledon.

Implementing the $1.8 billion Northern Ontario Highways Strategy announced in August 2005. Key investments over five years include:
      Accelerating construction on Highways 11 and 69 to complete the widening of these highways to North Bay and
     Sudbury;
      A new Highway 11/17 corridor west of Thunder Bay (the Shabaqua Highway); and
      Widening Highway 17 to four lanes east of Sault Ste. Marie through the Garden River First Nation.
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BORDERS

         Over 70 per cent of the value of Canada's international trade, travelling by road, flows into the United
         States across Ontario borders. In 2004, roughly 45 million vehicles, including nine million trucks, used
         Ontario's 14 border crossings with the United States. Between 1994 and 2004, the value of trade by truck between the United States and Ontario increased by over 52 per cent. Because the Ontario and Canadian economies depend so greatly on these critical border crossings, it is a priority for both the provincial and national governments to ensure that they accommodate growing trade with the United States.

         The McGuinty government recognizes the significance of trade and tourism to both the Canadian and U.S.
         economies. The safe and efficient movement of goods and people is vital to the economies of both countries.

         Each year, through the Windsor-Detroit corridor alone, more than 20 million cars, trucks and buses and
         $140 billion worth of goods flow between Canada and the United States, making this location the most economically significant border crossing in North America.

         To increase capacity at Ontario's borders, the government is focusing on the Windsor border as a first priority, developing short-, medium- and long-term solutions in concert with our municipal, federal and
         U.S. partners.

         As a result of successful federal, provincial and municipal partnerships, the Province is implementing the Let's Get Windsor-Essex Moving Strategy. The Windsor Border Initiatives Implementation Group (BIIG)
         has been established, with staff located in Windsor, London and Toronto, to take responsibility for the implementation of Phases I and II of the strategy. Some projects have been completed while others are underway. In addition to initiatives related to the Windsor border, projects are underway in Niagara,
         Sarnia and Sault Ste. Marie.

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PROGRESS IN BORDER-CROSSING EFFICIENCY:
Windsor
      Implementing a $300 million federal-provincial infrastructure investment, including the Let's Get
     Windsor-Essex Moving Strategy.
      The Border Transportation Partnership is proceeding on schedule to identify the preferred location for a new
     Windsor-Detroit border crossing by mid-2007.
      A number of Intelligent Transportation Systems (ITS) initiatives have been implemented, such as the installation of new traffic cameras on Highway 3 to improve traffic operations and incident management.
      Intersection improvements at Highway 3 and Outer Drive/Walker Road are now complete.

Other Borders
      Moving forward with the federal government to invest $323 million to improve border infrastructure in the
     Niagara and Sarnia regions.
      Completed an additional lane on the Queenston-Lewiston Bridge and expanded Highway 405 at the
     Queenston-Lewiston Bridge.
      Installed queue-end warning systems at Queenston-Lewiston and Fort Erie.
      The new Sault Ste. Marie International Truck Route is nearing completion.
      Construction on QEW Niagara and Highway 401 from Windsor to Tilbury is continuing.
      Highway 402 improvements near Sarnia are continuing.
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ELECTRICITY

         The government has initiated one of the most ambitious building programs in North America for new electricity generation. It is based on a comprehensive energy plan focused on long-term stability, reliability and sustainability. Investments in a secure and reliable electricity supply and efficient delivery system are required to provide greater price stability and maintain and expand the infrastructure that supports Ontario's modern economy and quality of life.

         By 2020, Ontario will need to refurbish, rebuild, replace or conserve approximately 25,000 megawatts
         (MW) of generation, representing approximately 80 per cent of Ontario's current capacity, to meet the province's demand. The government has moved aggressively to address the critical need for new supply, boost conservation and improve price stability for consumers across Ontario.

         Securing Ontario's Electricity Supply
         The government has advanced 33 projects and 10 additional initiatives through its comprehensive energy plan to provide the province with over 11,000 MW of supply and conservation and demand management (CDM)
         over the next five years. This includes the addition of more generation capacity than in any other province or state in North America and, once in service, will provide enough power for about five million homes. The projects and additional initiatives are listed in the next table.

         In addition to these 33 projects and 10 initiatives, about 2,250 MW of capacity have come online since
         October 2003, including Bruce A Units 3 and 4, Brighton Beach, and Imperial Oil.

         The 33 projects represent 7,700 MW of new and refurbished capacity and investments totalling about
         $11 billion. These projects will have a significant effect on the provincial economy. At the peak of construction activity, over 5,000 workers will be directly employed at these projects, plus many thousands more working in factories supplying equipment and materials to them. The 10 additional initiatives, representing 3,500 MW of new capacity and CDM, are expected to have a further positive impact on the economy.

         To provide reliable delivery of electricity, Hydro One, the owner of most of Ontario's transmission grid, is also investing to sustain, expand and reinforce its transmission and distribution systems, including a planned $755 million in 2006, plus a minimum of about $600 million per year in subsequent years just to sustain its system.

         The government is also pursuing new clean supply initiatives, including a second phase of a Clean Energy
         Transfer Initiative (CETI) with Manitoba. This would see hydroelectric sites being developed early in the next decade in northern Manitoba, including the 1,250-MW Conawapa hydro development and a major transmission line to bring power to Ontario. In conjunction with Hydro Quebec, Ontario has also made a proposal to Newfoundland and Labrador to develop major hydroelectric generation facilities on the Lower
         Churchill River. About 945 MW would be dedicated to Ontario.

         To encourage smaller-scale, distributed generation in Ontario, the government has passed a regulation on net metering to enable homeowners, farms and businesses generating renewable electricity to receive credit for the excess electricity they produce. In addition, the Ontario Power Authority (OPA) is moving forward with a standard offer program aimed at small-scale generation that will be connected to the lower-voltage distribution system, increasing the availability of renewable power and promoting economic development within communities.

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NEW ELECTRICITY SUPPLY PROJECTS
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--------------------------------------------------------------------- ------------- ------------ ------------------------
Project                                                               Type             Capacity    Approximate Number of
                                                                                           (MW)         Homes Powered(2)
--------------------------------------------------------------------- ------------- ------------ ------------------------
Projects Online(1)
Eastview Landfill Gas                                                 Renewable               3                      657
Glen Miller Hydro                                                     Renewable               8                    2,102
Melancthon I Wind                                                     Renewable              68                   17,739
GTAA Cogen                                                            Gas                    90                   35,478
Pickering A Unit 1 Return to Service                                  Nuclear               515                  360,912
Projects in Progress
Loblaws DSM                                                           CDM(3)                 10                    2,628
York Region Demand Response                                           CDM                    20                    5,256
Blue Highlands Wind                                                   Renewable              50                   13,009
Erie Shores Wind                                                      Renewable              99                   26,017
Hamilton Cogeneration Project                                         Renewable               2                      420
Island Falls Hydro                                                    Renewable              20                    5,256
Kingsbridge I Wind                                                    Renewable              40                   10,407
Kingsbridge II Wind                                                   Renewable             159                   41,706
KEPA Wind Farm                                                        Renewable             101                   26,595
Leader Wind A                                                         Renewable             101                   26,451
Leader Wind B                                                         Renewable              99                   26,017
Manitoba Phase I Power Purchase Agreement (PPA)                       Renewable             150                   93,294
Manitoba Phase I (PPA - Incremental w/ Upgrade)                       Renewable             250                  155,490
Melancthon II Wind                                                    Renewable             132                   34,690
Niagara Tunnel(4)                                                     Renewable             200                  160,000
Prince I Wind                                                         Renewable              99                   26,017
Prince II Wind                                                        Renewable              90                   23,652
Ripley Wind                                                           Renewable              76                   19,973
Trail Road Landfill Gas                                               Renewable               5                    1,314
Umbata Falls                                                          Renewable              23                    6,044
Wolfe Island Wind                                                     Renewable             198                   51,982
Greenfield Energy Centre                                              Gas                 1,005                  396,171
Greenfield South                                                      Gas                   280                  110,376
Portlands                                                             Gas                   550                  216,810
Sithe Goreway                                                         Gas                   860                  339,012
St. Clair Power                                                       Gas                   570                  224,694
Thunder Bay Gas Replacement                                           Gas                   310                   27,156
Bruce A1 & 2 (Bruce Power Refurbishment Implementation Agreement)(5)  Nuclear             1,500                1,051,200
--------------------------------------------------------------------- ------------- ------------ ------------------------
Total                                                                                     7,680                3,538,526
--------------------------------------------------------------------- ------------- ------------ ------------------------
Procurements Underway and Planned
CDM - seven initiatives by the Ontario Power Authority                CDM                 1,300                  341,640
Renewables III RFP                                                    Renewable             200                   52,560
West GTA                                                              Gas                 1,000                  394,200
Cogeneration                                                          Gas                 1,000                  700,800
--------------------------------------------------------------------- ------------- ------------ ------------------------
Procurements Underway and Planned Subtotal                                                3,500                1,489,200
--------------------------------------------------------------------- ------------- ------------ ------------------------

(1) In addition to the 33 projects and 10 initiatives advanced by the government, five projects with about 2,250 MW of capacity came online after October 2003, including Brighton Beach and Bruce Units 3 and 4.
(2) Annual household consumption assumed at 10,000 kWh/year. Estimated number of homes based on capacity factors assumed: nuclear at 80 per cent, gas at 45 per cent, renewables at 30 per cent, CDM at 30 per cent,  cogeneration at 80 per cent, Manitoba - Phase 1 at 71 per cent
(3) Conservation and Demand Management /Response.
(4) The Niagara Tunnel project allows more energy to be produced from existing capacity - 200 MW illustrates estimated average annual additional generation of 1.6 TWh.
(5) In addition to Bruce A Units 1 and 2, the refurbishment agreement includes investments by Bruce Power on Units 3 and 4 to extend the operating lives of these units.
Note: Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
COAL REPLACEMENT
The government is moving forward to replace Ontario's coal-fired generation stations-- the single-largest greenhouse gas reduction initiative in Canada to contribute to the country's commitments under the Kyoto Protocol. The replacement of the five coal-fired generating stations will reduce Ontario's emissions by up to 30 megatonnes of carbon dioxide a year-- comparable to taking almost seven million cars off the road.

In meeting the coal commitment, the government will ensure that reliability comes first. Reliability will not be compromised by the timing of the replacement of the generating stations.

Steps have been taken and initiatives are underway to meet this commitment:

      The Lakeview coal-fired station-- one of the largest point sources of air pollution in the GTA-- has already been retired.
      The coal-fired Thunder Bay Generating Station is being converted to operate on natural gas.
      The government has put the wheels in motion on initiatives that will support coal replacement, including new generation and supply procurements, conservation, industrial co-generation, and transmission upgrades.
      The government is also providing $4 million to establish a bio-energy research centre in Atikokan, linked to the Atikokan Generating Station. This centre will help accelerate work now underway on the future use of the station, carry out research of practical relevance to the future of the community and the province, and allow the station to continue to be a source of employment for the community.
-------------------------------------------------------------------------------------------------------------------------

         Building a Conservation Culture
         The government's comprehensive energy plan includes much-needed new supply and a range of conservation and energy-efficiency measures. Conservation, demand response and demand management are integral to a cleaner and more sustainable energy future. The government has set two immediate and measurable conservation targets: a five per cent reduction in projected peak electricity demand in Ontario by 2007, and a 10 per cent reduction in the government's own electricity use by 2007.

         Peak electricity demand occurs at the time of day when electricity consumption is highest, leading to pressures on electricity generation capacity and upward pressure on prices. Peak demand can be reduced either by reducing overall electricity consumption or by providing consumers with tools and incentives to change the time of day when they use electricity. To help with this reduction, the government has enacted the Energy Conservation Responsibility Act, 2006, which will enable it to meet its commitment on the installation of 800,000 smart meters in Ontario homes and businesses by 2007, and all homes and businesses by 2010. These meters will give electricity consumers the ability to reduce and shift their electricity demand in response to electricity prices, and will help meet the government's conservation target to reduce projected peak demand in Ontario.

         The newly created Conservation Bureau of the Ontario Power Authority (OPA) has been directed to support the Province's conservation objectives by undertaking a number of specific initiatives and investments.
         This includes seven major initiatives to reduce electricity use by 1,300 MW across Ontario:

•      a 300 MW conservation and demand management (CDM) target in the Toronto area;

•      a 250 MW CDM program across Ontario initiated in June 2005;

•      a 250 MW CDM program across Ontario initiated in January 2006;

•      a 100 MW low-income and social housing program;

•      a 100 MW appliance upgrade and efficient lighting initiative;

•      a 150 MW CDM program for commercial buildings and the municipal, university, schools and hospital sectors; and

•      a 150 MW CDM program for the residential sector to improve, for example, the energy efficiency of home heating, existing air conditioning and appliances in homes.

         The government has also asked the OPA to procure up to 1,000 MW of high-efficiency combined heat and power projects across Ontario including industrial co-generation projects and district energy projects.

         Building a conservation culture in Ontario is not something that can happen overnight. It will take time, education, partnerships and leadership. All Ontarians can do their part by making small but meaningful changes in their homes, businesses, local governments and institutions that, taken together, will amount to large changes and large savings. The government has worked with electricity local distribution companies (LDCs) to create a website, www.powerwise.ca, to help Ontarians find ways to reduce their electricity demand.

         The Independent Electricity System Operator's (IESO) load-reduction program, to be in place before this summer, will create incentives for Ontario electricity users to help meet the reliability needs of the province. This voluntary program will reward participants who commit to reducing electricity consumption by at least one megawatt when the power system is being strained. The IESO anticipates enrolling as much as 500 MW in the program, enough to power over 400,000 homes, or a city larger than Brampton.

         The government is more than halfway to meeting its target of reducing its own consumption of electricity by 10 per cent by 2007 by undertaking energy-efficient retrofits and upgrades to government buildings, and by committing to innovative energy solutions such as working with Enwave Energy Corporation on the deep water cooling of the government buildings at Queen's Park.

         The OPA will develop an Integrated Power System Plan, in accordance with directions provided by the government. A key element of the plan will be the approach to conservation required to meet the
         Province's goals.

-------------------------------------------------------------------------------------------------------------------------

The government is working to make conservation and energy efficiency a component of everyday thinking by developing policy and working with stakeholders, as well as providing sources of funding for investments in conservation, including the following:

      The government has enabled electricity local distribution companies (LDCs) to invest over $160 million in conservation in their local communities over three years, including $70 million by six of Ontario's largest LDCs using the powerWISE program. These utilities represent 1.65 million customers or approximately 40 per cent of the electricity customers in Ontario. LDCs have applied for and received approval for conservation program expenditures from the Ontario Energy Board (OEB). By the end of 2005, LDCs had spent $34 million on conservation programs.

      The Conservation Fund, established by Ontario's first Chief Energy Conservation Officer, will have a budget of
     $1.5 million in 2006 to fund electricity conservation action and awareness projects.

      The government has reformed and broadened the Ontario Strategic Infrastructure Financing Authority's mandate to create funding mechanisms for conservation and energy-efficiency improvements in the municipal, universities, colleges, school boards, and hospitals sectors.
      The Ministry of Natural Resources announced a $150 million Forest Sector Prosperity Fund, which will leverage new capital investment in areas such as energy conservation and cogeneration projects in Ontario's forestry sector.
      The Ministry of Education provided one-time Energy Retrofit Allocation funding of $25 million for the 2004-05 school year to improve energy conservation in schools, including window, roof and boiler replacements, and insulation upgrades.
Improving the energy efficiency of products and equipment available in Ontario by establishing new regulations under the Energy Efficiency Act, including bringing forward a regulation to increase the minimum efficiency level of air conditioners by 30 per cent.
      The Ministry of Municipal Affairs and Housing is consulting stakeholders on changes to Ontario's Building
     Code. The Ministry is undertaking a detailed analysis of energy savings that can be achieved by increasing energy-efficiency requirements in buildings for incorporation into Code amendments.
      The Ministry of Agriculture, Food and Rural Affairs is working with the agri-food sector in providing energy audits and advice on retrofits and demand management, presentations on conservation and green energy, and other initiatives related to conservation and renewable energy.
      The Ministry of Economic Development and Trade supports innovative energy conservation measures through the
     Ontario Fuel Cell Innovation Program, the Ontario Automotive Investment Strategy, and energy conservation seminars for small and medium enterprises.
      The Ministry of Northern Development and Mines has launched the Small Business Energy Conservation Program for northern Ontario's business sector.

-------------------------------------------------------------------------------------------------------------------------

         Price Stability for Ontario Consumers and Businesses

         The government recognizes that predictable and stable pricing will benefit all consumers, and therefore plays an important role in a comprehensive energy plan.

         Effective April 1, 2005, the government set an average price of 4.5 cents per kilowatt hour ((cent)/kWh) on the output of Ontario Power Generation's (OPG) regulated assets, which is reflected in the electricity bills for consumers each month. OPG's regulated assets include its nuclear and large hydroelectric plants, representing approximately 40 per cent of all power generation in Ontario. These regulated price levels are fixed until March 31, 2008, when the Ontario Energy Board takes over setting regulated prices for OPG.

         Residential, small business and other eligible consumers also received the Ontario Price Credit this year, a rebate totalling over $500 million from the government's Interim Pricing Plan during the period from April 1, 2004, to March 31, 2005.

         Moving forward, the government has also extended and adjusted the transitional revenue limit on most of the output from the rest of OPG's assets, which are not price regulated and otherwise receive the market price of electricity:

•      4.6(cent)/kWh from May 1, 2006 to April 30, 2007;

•      4.7(cent)/kWh from May 1, 2007 to April 30, 2008; and

•      4.8(cent)/kWh from May 1, 2008 to April 30, 2009.

         OPG revenues from these non-price-regulated assets that are above these limits will result in a rebate issued quarterly, which ensures that the rebate benefits businesses and households as quickly as possible.

         Together, the regulation of OPG's nuclear and large hydroelectric assets and the extension of the transitional revenue limit are an important part of improving electricity price stability for all
         Ontario's consumers, thereby enhancing the competitiveness of Ontario's economy and promoting a more prosperous Ontario.

-------------------------------------------------------------------------------------------------------------------------
MUNICIPAL WATER AND WASTEWATER INFRASTRUCTURE
Water and wastewater systems are crucial components of the province's infrastructure. Ensuring the provision of clean, safe drinking water is a priority of the McGuinty government. The government also recognizes the need to ensure the long-term economic sustainability of the province's municipal water and wastewater systems. The government appointed an expert panel in August 2004 to recommend ways to ensure that needed investment in Ontario's municipal water and wastewater systems takes place, that systems are financially sustainable, that rates are affordable, and that systems remain in public hands.

In July 2005, the Water Strategy Expert Panel's report, "Watertight: The Case for Change in Ontario's Water and
Wastewater Sector," was released. The report indicated that the investment needs for water and wastewater systems will be $30 billion to $40 billion over the next 15 years.

The government is carefully reviewing the expert panel's recommendations and will be responding in the coming months.
-------------------------------------------------------------------------------------------------------------------------

         Innovative Infrastructure Project Financing

         The government is making greater use of innovative financing to move forward with needed infrastructure projects in a fiscally responsible way. For example, the Ontario Strategic Infrastructure Financing
         Authority (OSIFA) provides Ontario's municipalities and other public-sector partners with innovative low-cost loans to finance priority public infrastructure projects.

         In November 2005, Ontario established Infrastructure Ontario as a new Crown agency responsible for managing Ontario's major infrastructure projects, using alternative financing and procurement methods.
         It is responsible for ensuring that public infrastructure projects are delivered on time and on budget using private-sector expertise in financing and project management. The government plans to introduce legislative changes, that, if passed, would amalgamate OSIFA with Infrastructure Ontario, allowing for better coordination of the government's infrastructure financing activities.

----------------------------------------------------------------------------------------------------------------------
ONTARIO STRATEGIC INFRASTRUCTURE FINANCING AUTHORITY (OSIFA)
To date, OSIFA has committed to provide more than 190 municipalities in Ontario with access to $2.4 billion of low-cost infrastructure financing. These loans will help communities invest in over 1,200 critical public infrastructure projects such as clean water infrastructure in Marathon, road improvements in Lanark County and a new long-term care home in St. Thomas.

As part of the government's commitment to support and develop education in Ontario, OSIFA loans are now available to
Ontario universities. For example, universities that want to build or renew research facilities or student residences now have an additional source of financing.

As well, in response to requests from municipalities and universities, the Minister of Public Infrastructure Renewal has announced the introduction of a continuous call for OSIFA infrastructure loan applications. This means that municipalities and universities can now apply for an OSIFA infrastructure loan when financing is needed, rather than waiting for a call for applications to open. This change offers all Ontario municipalities and universities even more access to OSIFA's low-cost, long-term, fixed-rate financing.
----------------------------------------------------------------------------------------------------------------------

Section II: Building Research, Commercialization and Innovation
-------------------------------------------------------------------------------------------------------------------

         Research, commercialization and innovation create the opportunity for advancement. In a competitive global environment, Ontario's future prosperity will increasingly depend on the economy's ability to innovate. More specifically, it will depend on how well Ontario's industries are able to compete by producing new, higher-value products and services.

         To strengthen and promote Ontario as an innovative economy, the Ministry of Research and Innovation is investing nearly $1.7 billion over five years to 2009-10 through research, commercialization and outreach programs. This total includes the following new initiatives announced in this Budget:

•      $100 million for the Perimeter Institute for Theoretical Physics and the Institute for Quantum Computing
              in Waterloo;

•      $17 million for three new awards to recognize new research and innovation talent;

•      $25 million for the establishment of the Premier Summit Awards program to support excellence in medical research;

•      $16.2 million to support the development of Phase II of the MaRS Discovery District; and

•      $160 million to accelerate commercialization and the growth of innovative startups.

         This investment is guided by a vision of an Ontario with a flourishing culture of innovation, where creativity is sustained, engrained and cultivated in every sector, and in every activity. The goal is to create an environment in which innovation is inevitable.

         To implement this vision, the government is investing in the next generation of research talent, and supporting commercialization and the growth of entrepreneurial and investment talent. These are the people with the skills and drive to make world-first discoveries and the people who understand the commercial value of a new discovery and how to bring it to market.

         Ontario offers many competitive advantages for innovative enterprises, including talented scientists and engineers; a highly skilled and diverse workforce; competitive taxes and research and development (R&D)
         tax incentives; and excellent infrastructure. While industry must play a leading role in innovation, the provincial government has an important role in helping to create a supportive environment for new ideas to emerge and grow into profitable ventures.

         The creation of a new Ministry of Research and Innovation, led by Premier McGuinty, demonstrates that innovation is a top economic priority for the Government of Ontario. The government will also benefit from the advice and expertise of the new Ontario Research and Innovation Council, headed by Adam
         Chowaniec, a leading business innovator and founder of Ottawa-based Tundra Semiconductor.

GROWING THE NEXT GENERATION OF RESEARCH AND INNOVATION TALENT

         Research is a fundamental source of new ideas-- the raw material of innovation. Ontario's researchers produce some of the best science in the world. To compete with researchers in other parts of the world, they need sustained public support. The Ontario Government is providing $100 million to two top research facilities to help produce the ideas and the people that will help place Ontario at the forefront of the next technology revolution:

•      $50 million for the Perimeter Institute for Theoretical Physics in Waterloo. The institute was launched in October 2000 with a mandate to pursue research in foundational theoretical physics. Research in
              Motion President and co-CEO Mike Lazaridis and his wife Ophelia helped start the institute with a
              $100 million donation, to which they recently committed an additional $50 million; and

•      $50 million for the University of Waterloo's Institute for Quantum Computing. The institute was established in 2002 to focus groundbreaking research into tackling large computations and complex mathematical problems at the atomic level. It has also benefited from a $50 million donation by Mr.
              and Mrs. Lazaridis.

         The government and the new Ontario Research and Innovation Council will continue to look at ways of strengthening Ontario's research capacity, including the potential for establishing more federal research facilities in the Greater Toronto Area-- the only metropolitan area in Canada without a
         National Research Council laboratory.

-------------------------------------------------------------------------------------------------------------------------
ONGOING SUPPORT FOR RESEARCH EXCELLENCE
The Ministry of Research and Innovation continues to provide support for research and research talent in Ontario's public institutions through the following funding programs over five years to 2009-10:

      $715 million in new and existing commitments consolidated under the Ontario Research Fund. Launched in May
     2005, the new Fund provides operating, overhead and capital funding to support leading-edge R&D in Ontario's universities and hospitals, and leverages support from the federal government and private industry.
      $286 million for cancer research under the Ontario Cancer Research Network and the new Ontario Institute for
     Cancer Research. The first of its kind in Canada, the new institute will bring together researchers from across the province to collaborate on complex projects aimed at preventing, managing and eliminating cancer.
      $51 million for the Research Talent Development Program, which provides support for early career researchers with recognized potential, and links internationally trained researchers to their fields of expertise in Ontario.
-------------------------------------------------------------------------------------------------------------------------

         The increased funding that the government is providing to postsecondary education strengthens the quality of education provided and the quantity and quality of research talent that enters the workforce.
         Ontario's secondary-school students are among the world's highest achievers in science and mathematics.
         Science and engineering constitute a significantly higher share of degrees awarded by Ontario universities than is the case in the United States.

         To enhance these advantages into the future, the Ministry of Research and Innovation is providing $17 million for three new awards programs aimed at recognizing and rewarding Ontario's next generation of research and innovation talent:

•      five annual "Innovators Awards" of $200,000 to researchers who have demonstrated excellence in innovation and entrepreneurship;

•      four annual "Senior Researcher Awards" totalling $1.5 million to recognize achievement in life sciences and medicine, natural sciences and engineering, social sciences, and innovation leadership; and

•      40 annual $50,000, two-year fellowships matched by institutions awarded to post-doctoral students, who play an important role in academic research teams as contributing scientists and as mentors to graduate students.

         As well, to recognize and support excellence in medical research in Ontario, the government proposes to establish the $25 million Premier Summit Awards program.

ACCELERATING COMMERCIALIZATION AND THE GROWTH OF RISK CAPITAL INVESTMENT

         Innovation happens when researchers with good ideas work with entrepreneurs and businesses that turn these ideas into new products and services for the marketplace. Fostering a culture of innovation takes more than just research talent-- it also takes investment talent. Innovative firms need capital from investors who are prepared to take on higher risks in pursuit of higher returns.

-------------------------------------------------------------------------------------------------------------------------
FROM IDEA TO MARKET
Through sustained public investment, Ontario has established a strong academic base for world-class research. To harness the economic and social benefits of this investment, the provincial government also encourages academic-industry research partnerships and the commercialization of new technologies.

      The government is providing up to $64 million over five years to enable public institutions to build their technology transfer capacity and to identify and commercialize promising inventions.
      A total of $171 million is being invested over five years in Ontario Centres of Excellence (OCE) Inc., which is world renowned for its great track record connecting innovative science with risk-taking investors.

The government is also providing support for the Medical and Related Sciences (MaRS) Discovery District in Toronto, the
McMaster Innovation Park in Hamilton, and the Waterloo Research and Technology Park. Complementing these investments is a coordinated system of 11 regional innovation networks across the province. These networks are multi-stakeholder organizations established to support partnerships among business, institutions and local governments to promote innovation.

The government is supporting the development of Phase II of the MaRS Discovery District with an additional contribution of $16.2 million.

The government is providing $4 million to establish a bio-energy research centre in Atikokan.

The government is providing $10 million to Laurentian University to support the recent launch of the new Centre for
Excellence in Mining Innovation in Sudbury.
-------------------------------------------------------------------------------------------------------------------------

         It is when an innovative firm is in its startup stage that it most needs capital to survive and grow.
         Average survival rates for startups are quite low, often because they lack the business skills to attract and partner with investors.

         Compared to the United States, however, returns on venture capital investment in Canada have been low.
         This has inhibited the growth of larger pools of capital that would meet the needs of fast-growing companies. As well, Ontario lags the United States when it comes to encouraging angel investors--
         individuals with personal capital to invest, who also provide hands-on business advice and help prepare young companies for follow-on investment by venture capital funds.

         To accelerate commercialization and growth of innovative startups, the Ontario Government is investing new funding totalling $160 million over the next four years, including:

•      $46 million to help startups become more investor-ready by acquiring business management and entrepreneurial skills and to help them move a product or service idea further along the commercialization process, from the technical feasibility stage into the market feasibility stage;

•      $90 million to invest in early-stage Ontario-based innovative firms in partnership with venture capital funds, pension funds and the federal government; and

•      $24 million to encourage the development and commercialization of new bio-based, environmental and alternative energy technologies.

         Details of these initiatives will be announced later in 2006 by the Ministry of Research and Innovation.
         The government will also introduce legislation to transfer full responsibility for the Ontario
         Commercialization Investment Funds program to the Ministry of Research and Innovation.

-------------------------------------------------------------------------------------------------------------------------
ENCOURAGING MORE BUSINESS INVESTMENT IN
RESEARCH AND INNOVATIVE TECHNOLOGIES
Because of its market orientation, industrial research and development (R&D) is an important driver of innovation and technology adoption by business. More broadly, it benefits the economy by boosting productivity and increasing the demand for highly skilled scientists and engineers.

The Ontario Government encourages business investment in research and innovative technologies in several ways.

      The combination of provincial and federal R&D tax incentives has helped make Ontario one of the most attractive places in the world for business to perform R&D. In addition, the government supports business innovation by encouraging partnerships and collaboration between firms and public institutions.
      The government is providing direct support to encourage business investment in research and innovation in strategic sectors such as automotive manufacturing, forestry and agriculture.
      The recently announced Advanced Manufacturing Investment Strategy will provide $500 million in repayable loan funding over five years to promote investment and job creation in Ontario in leading-edge technologies and processes.
      Public policies and investments in education, health and the environment are important for promoting business investment in innovation. Policies that promote energy conservation, for example, encourage companies to adopt innovative, productivity-enhancing practices that help protect the environment.

Immigrant Investor Funding to Support Innovation and
Job Creation in Ontario
The Ontario Immigrant Investor Corporation (OIIC) receives a share of the funds invested by immigrants through the federal government's Immigrant Investor Program. Consistent with the objectives and conditions of the program, the OIIC will invest to support Ontario's plan to promote economic development and higher living standards.

In particular, the OIIC intends to use a portion of the funds available to support the Ministry of Research and
Innovation in its efforts to assist Ontario start-up companies to become more investor ready.
-------------------------------------------------------------------------------------------------------------------------

Section III: Building Ontario's Education and Skills Advantage
-------------------------------------------------------------------------------------------------------------------

         In today's knowledge-based economy, education and skills are the prerequisites for growth and prosperity in the 21st century. Seventy per cent of all new jobs in the future will require some form of postsecondary education. Ontario will only be at its best when every Ontarian has the opportunity to achieve his or her potential.

[Image showing Ontario's education and skills advantage through three programs: Success for Students, Reaching Higher, and the Jobs and Skills Renewal Strategy.]

         The Government of Ontario views investments in people and a skilled workforce as a cornerstone of its economic strategy. That is why the government has moved swiftly to make comprehensive investments in education, with a plan at each critical stage. In the past two years, the government has announced billions of dollars in new investment to prepare young people for the jobs of tomorrow.

         Ontario's investments address the education and training needs of all learners. They start in the early years and proceed through elementary and high school to studies at the postsecondary level and skills training in the workplace, supporting new approaches and achieving tangible results. Highlights include:

•      smaller class sizes, better math and literacy scores, and fewer students dropping out of high school;

•      investing $6.2 billion in Ontario's colleges, universities and training systems by 2009-10 to improve access, quality and accountability as announced in the Reaching Higher plan;

•      encouraging workplace training through the Apprenticeship Training Tax Credit, and providing greater opportunity for immigrants through the Bridge Training and International Medical Graduate programs;

•      developing a new Jobs and Skills Renewal Strategy with support from the signing of three landmark
              Canada-Ontario agreements that significantly expand resources for immigration services and skills training for Ontarians; and

•      creating a new Youth Challenge Fund to support community-led programs that give at-risk youth opportunities for greater success.

         The government's plan for all stages of education will strengthen Ontario's knowledge and skills advantage and improve its competitive position.

SUCCESS FOR STUDENTS

         Strong public education is the foundation for a strong economy and a cohesive society.

         Children need the best start in life to achieve their full potential. To support its Best Start vision,
         Ontario signed the Early Learning and Child Care (ELCC) agreement with the federal government in 2005, an agreement that was to provide Ontario with $1.9 billion over five years. Regrettably, the new federal government has given notice to terminate this agreement.

         Given the elimination of federal ELCC funding after 2006-07, the Province will use the final federal payment to support the child care system. The government is allocating $63.5 million per year over the remaining life of the original agreement, from 2006-07 to 2009-10. The Province will also work with municipalities to continue to urge the federal government to reconsider and honour the ELCC agreement.

[Bar chart showing average income for both sections in Ontario for those over 15 years of age by educational attainment level.]

         Investments at the elementary and secondary level are resulting in greater success for students. To help achieve its key results, the government has already funded an additional 4,300 elementary and secondary school teachers. The government's elementary school priorities are to reduce class sizes and reach high levels of achievement in literacy and math for every student before age 12. Students and schools are getting new resources, including 600 specialist teachers in 2005-06 to help struggling students and to teach physical education, music and the arts, and turnaround teams of experts in literacy and math.

At the secondary level, the government's priority is to increase the high school graduation rate to 85 per cent by 2010 through its Learning to 18 strategy. The government has already provided new resources to hire 1,300 additional teachers. Ontario's high school graduation rate, while increasing, is still unacceptably low at about
72 per cent.
         The Learning to 18 initiative is essential to the government's commitment to opportunity. New efforts to increase the high school graduation rate will generate long-term benefits, including better employment opportunities, enhanced earning capacity, improved cognitive and literacy skills, and broader social networks.

PROVIDING OPPORTUNITY FOR AT-RISK YOUTH

         Strong and safe communities support a cohesive society, strengthen economic growth, and improve opportunities for the most vulnerable youth, especially those at risk of engaging in violent behaviour.

         The Government of Ontario is committed to making the province's communities safer and to creating opportunity for at-risk youth. Fighting gun violence requires being tough on crime and strong on enforcement. In January 2006, the government announced a $51 million investment, including new funding to give police and Crown prosecutors additional resources to investigate and prosecute gun crimes.

         Making communities safer and reducing gun violence also means tackling the root causes of crime through preventive strategies that directly help youth in their neighbourhoods. Young people at risk of joining gangs and engaging in criminal activity must be offered positive alternatives that strengthen their connection to the community and invest in their future.

         The Learning to 18 strategy is a key part of the government's plan to help at-risk youth. Ontario has taken other action in its schools, including a three-year, $23 million Bullying Prevention Strategy and
         $20 million annually for the Community Use of Schools program to help school boards open up gymnasiums and other facilities to non-profit groups after school hours.

         In February 2006, the government enhanced its preventive strategy by announcing a Youth Challenge Fund for at-risk youth. Chaired by Toronto Argonauts head coach Mike "Pinball" Clemons, the fund will initially provide $15 million in new resources to local communities in Toronto. The government has committed an additional $15 million over three years to match contributions by the private sector, for a potential total investment in at-risk youth of $45 million. Community organizations will be able to apply to the fund to cover the costs of programs that engage youth in activities that enhance their opportunity to succeed at school and participate in postsecondary education, training and employment.

         In addition, the Province has recently announced more than $28 million in the first three years of a new
         Youth Opportunities Strategy. The investment will support the hiring of youth outreach workers and other employment and training opportunities in at-risk communities, starting in Toronto and expanding across the province in 2007-08, including Windsor, Ottawa, London, Hamilton and Thunder Bay.

----------------------------------------------------------------------------------------------------------------------
YOUTH CHALLENGE FUND
---------------------------------------------------------------------------------------------------------------------
      $15 million initial government funding plus up to $15 million to match private-sector contributions, for a total fund of up to $45 million.
      The fund will:
      focus on identification, prevention and early intervention;
      engage youth in activities to help them succeed such as learning, sports, mentoring and tutoring, and job experience;
      provide a lever to stimulate community involvement; and
      support community-based solutions.
----------------------------------------------------------------------------------------------------------------------

         Ontario supports many other preventive and remedial programs critical to youth success. Examples include the $111 million annual youth employment and training program called Job Connect and a $15 million
         Academic Upgrading investment by 2007-08 that assists those who leave school early to improve their skills and labour-market readiness, largely through colleges. The Province also spends $22 million annually to provide community alternatives to custody programs for youth in conflict with the law. The
         ACTIVE2010 strategy invests $12 million in promoting sport and physical activity, and $5 million in the
         Communities In Action Fund. Part of this strategy is to remove barriers to sports and recreation for low-income youth and children. A $2 million program supports healthy development of urban Aboriginal children.

REACHING HIGHER: A HISTORIC INVESTMENT IN POSTSECONDARY EDUCATION

         The government's postsecondary plan is strengthening Ontario by strengthening its most important competitive advantage-- its people.

         As announced in the 2005 Budget, Reaching Higher is a new cumulative investment in postsecondary education of $6.2 billion. This includes a 35 per cent increase in operating funding by 2009-10 compared to the 2004-05 funding base and doubling of funding available for student aid.

         Reaching Higher is a historic multi-year investment-- the largest in 40 years-- one that will translate into a competitive advantage, economic growth and a higher standard of living for Ontarians.

         The government's Reaching Higher investments are tied to performance and results. The Reaching Higher plan:

•      ensures access for every qualified Ontario student, resulting in a higher postsecondary participation rate;

•      improves access to and success in postsecondary education for traditionally underrepresented groups;

•      assures quality teaching and an improved student learning experience, including better interaction between faculty and students;

•      enhances the learning infrastructure such as libraries and laboratories;

•      enrols 14,000 more graduate students by 2009-10, creating knowledge and ideas for economic growth and maintaining Ontario as a North American leader in research and innovation;

•      will graduate more doctors through a 23 per cent expansion of first-year medical education spaces, including a new Northern Ontario School of Medicine;

•      enables thousands more new Canadians to contribute their skills to Ontario's economy;

•      strengthens the public reporting of system-wide outcomes; and

•      results in a high-quality postsecondary education system able to compete with the best in the world.

         In 2006-07, the government is continuing to implement the Reaching Higher plan. The next phase of the plan introduces further enhancements to student assistance and a new regulated tuition framework that balances access and quality.

         The government will:

•      implement additional enhancements to student financial assistance for 2006-07 and beyond by increasing loans and grants for low- and middle-income students and ensuring debt levels are manageable and predictable, benefiting 145,000 students. These enhancements will:

      make tuition Access Grants available to students from middle-income families, by more than doubling the income threshold for a family with two children from about $35,000 to $75,000, benefiting
                  27,000 more students, bringing the total number of beneficiaries to nearly 60,000 in September
                  2006;

      raise book and supply allowances for the first time since the mid-1980s so that 75 per cent of student aid recipients will have their actual book costs covered, compared to 13 per cent previously, benefiting 138,000 students;

      continue to ensure that student debt is limited to $7,000 per completed year through the Ontario Student
                  Opportunity Grant;

      implement a new "Access Window" website in 2007-08 to allow students to identify costs and all sources of financial aid in the institution and program of their choice;

•      introduce a regulated tuition framework starting in 2006 under which each institution will be held to an average five per cent overall increase in tuition per year and will be required to demonstrate improvements in quality and access;

      under the plan, average tuition increases for the coming year will be limited to about $100 for almost
                  90 per cent of college students and about $200 for almost 70 per cent of university students.

         Reaching Higher is committing $55 million by 2009-10 to improve access to postsecondary opportunities for those traditionally underrepresented. Committees have been put in place to advise on how best to achieve this goal for Aboriginal Peoples, persons with disabilities and those who would be the first in their families to attend college or university. Similar efforts will help the francophone population gain better access to postsecondary education.

JOBS AND SKILLS RENEWAL STRATEGY

[Image showing the Jobs and Skills Renewal Strategy.]

         The Ontario Government is committed to ensuring that the province has the highly skilled workforce needed to attract jobs and investment and maintain a skills advantage. The government has a comprehensive framework, the Jobs and Skills Renewal Strategy, that provides skills training and other labour-market services so that people can find work and contribute to strong economic growth. The strategy builds on Ontario's One-Stop Training and Employment System, and brings new tools and new resources to address worker and employer labour-market and training needs. It ensures that workers have up-to-date skills to secure good jobs and that the unemployed, the underemployed, new Canadians, the working poor and social assistance recipients have greater opportunity to reach their potential.

[Table showing resources for Ontaians from the Canada-Ontario Labour-Market and Immigration Agreements.]

         Total funding under this strategy to help Ontarians do better in the labour market will be $2.1 billion annually by 2008-09, including $1.6 billion in programs provided by Ontario and $0.5 billion in programs provided to Ontarians by the federal government.

         The development of the comprehensive Jobs and Skills Renewal Strategy and increased funding for training and employment programs are the direct result of three landmark agreements covering immigration and labour-market services signed with the federal government in November 2005. Some of the funding from the agreements will be transferred directly to Ontario and some will be delivered to Ontarians by the federal government.

         The new and transferred resources under the agreements will accelerate the expansion and improvement of
         Ontario's programs, and, along with enhanced federal services negotiated by Ontario, will mean more and better service for Ontarians. Ontarians will benefit from integration of services and from reduced duplication and streamlined program delivery through a one-stop approach, making it easier for them to find the programs they need. The goal is to provide smooth and straightforward access to services for a diverse range of clients.

         A workforce that has good literacy and numeracy skills and keeps all skills up-to-date through lifelong learning is essential in a modern economy. The government funds classes for Ontarians with poor literacy in community settings, in college classrooms and in workplaces. The Canada-Ontario agreements on immigration and labour-market services give high priority to new approaches to literacy training and higher-level language training to enable new Canadians to participate fully in their trade or profession.

----------------------------------------------------------------------------------------------------------------------
SERVICES UNDER JOBS AND SKILLS RENEWAL STRATEGY
      Unemployed Ontarians, the working poor and new Canadians will get rapid re-employment services, retraining, comprehensive counselling services and good labour-market information.
      Young people who have not completed high school or further education will get counselling and remedial education and training, including apprenticeship, that qualifies them for better jobs.
      Employers will get more skilled trades workers and young people will get more apprenticeship training opportunities.
      Employers will benefit from sectoral training partnerships and skills investments.
      Employed workers and professionals will get retraining opportunities as technology changes.
      Ontarians with poor literacy skills will get literacy and numeracy classes.
      Underemployed new Canadians will get English or French-as-a-Second Language programs and bridge training that qualifies them to work in their profession or trade.
      Ontarians receiving social assistance will benefit from work opportunities, training and incentives to help them get back to work.
      Students will get help obtaining summer jobs to give them necessary earnings and job experience.
      A pilot for a "No Wrong Door" approach to service delivery was launched by Ontario in January 2006.
----------------------------------------------------------------------------------------------------------------------

         With the Jobs and Skills Renewal Strategy, Ontario now has in place comprehensive plans to create learning opportunities for all people at all stages of their lives. Together with Success for Students and Reaching Higher, this strategy will ensure that all Ontarians can reach their potential and will keep Ontario competitive with the best in the world.

SELECTED TRAINING INITIATIVES AND RESULTS
-------------------------------------------------------------------------------------------------------------------------
Commitments:                                                 Results to Date:
      Over $100 million annually to support                     On target to achieve 21,000 new registrations in
     apprenticeship as well as an Apprenticeship Training         2005-06 and to increase new entries to 26,000 per
     Tax Credit to encourage employers to hire more               year by 2007-08.
     apprentices. The credit provides up to $15,000 over
     the first three years of an eligible apprenticeship.
      $15 million annually by 2007-08 for new academic          Nearly 1,700 at-risk youth and adults are
     upgrading and training options for those who leave           participating at colleges. Will serve 6,000 by
     high school early.                                           2007-08.
      $21 million in 2005-06 to expand Bridge Training          More than 6,000 people have participated in over
     and other employment services for new Canadians to           56 Bridge Training projects in professions such as
     enter the workforce.                                         nursing and pharmacy. Enhanced language training
                                                                  provided for 3,000 people. Information and referral
                                                                  provided for 5,000 clients and more intensive
                                                                  employment services provided for 650 clients through
                                                                  Job Connect.
      $20 million by 2007-08 for other new services for         Pilots to help immigrants in colleges and to
     new Canadians and prospective apprentices.                   encourage employers to better recognize the skills of
                                                                  new Canadians are underway. 21 organizations are
                                                                  receiving funding to expand bridging programs.
      $27 million in 2005-06 for the International              Up to 200 opportunities per year, up from 90 in
     Medical Graduate (IMG) program.                              2003, for internationally trained physicians to be
                                                                  assessed and trained in family medicine and needed
                                                                  specialty areas.
      $4.5 million in 2005-06 for scholarships/employer         425 individuals are on track to receive
     bonuses for those leaving high school early and              scholarships after completing upgrading or
     entering apprenticeship.                                     registering as an apprentice; an additional
                                                                  125 individuals have already completed.
      $63 million for the Literacy and Basic Skills             46,000 participants in 2005-06.
     program.
      $51 million for the ESL/FSL program.                      About 20,000 enrolled in 2005-06.
      $111 million for the Job Connect program for              129,000 people, largely youth, were served in
     labour-market training and support services.                 2005-06. 78 per cent find a job or go on to further
                                                                  education and training.
      $52 million for the Ontario Summer Jobs program.          61,000 young people found summer jobs or started
                                                                  their own businesses in 2005.
      $219 million in 2005-06 for employment assistance         There are about 200,000 participants in
     programs for social assistance recipients.                   employment assistance activities annually.
      JobsNow pilot project in six communities to help          There have been over 2,000 job placements since
     social assistance recipients.                                the pilot began.
------------------------------------------------------------ ------------------------------------------------------------

Section IV: Building Ontario's Health Care Advantage
-------------------------------------------------------------------------------------------------------------------

         Medicare is an important part of Ontario's economic advantage because it lowers costs to business and supports the productivity of Ontario's workforce.

         Rising health care costs are a source of concern for business and governments across North America.
         Ontario's publicly funded health care system provides a solid base of services that eases the pressure on firms to purchase these critical benefits for their employees. This provides a valuable advantage for
         Ontario in competing for jobs against U.S. jurisdictions, especially in manufacturing sectors such as automotive, where the cost of health benefits is cited as harming U.S. competitiveness.

         A strong, sustainable health care system also contributes to Ontario's economy because a healthy labour force loses less time to illness and injury and is more productive on the job. To sustain and enhance this advantage, it is critical to treat illness and injury as effectively as possible, and to work with
         Ontarians so that they have the information and tools they need to engage actively in maintaining their good health. The government's commitment to promoting healthy and active living is demonstrated by the historic creation in June 2005 of a new Ministry of Health Promotion and by initiatives such as
         ACTIVE2010 and the Communities In Action Fund (CIAF), which support physical activity and participation in sports.

         To sharpen the province's competitive edge, the Government of Ontario continues to invest in improvements to both the quality and availability of health care such as:

•      longer funded hours of operation for medical diagnostic equipment, including magnetic resonance imaging
              (MRI) machines;

•      more cancer and cataract surgeries, cardiac procedures, and hip and joint replacements;

•      increasing the number of Family Health Teams (FHTs) to 150 to provide access to primary health care services for approximately 2.5 million Ontarians. So far, the government has created 100 FHTs across Ontario and will announce the remaining 50 in 2006-07; and

•      investments in hospitals and Community Health Centres.

----------------------------------------------------------------------------------------------------------------------

INVESTING IN ONTARIO'S HEALTH CARE PROFESSIONALS
---------------------------------------------------------------------------------------------------------------------
Stable access to a family doctor is an important contributor to the quality of life in a community and is critical to that community's ability to attract skilled workers. In response to the shortage of doctors in Ontario, the government is working to expand the supply of these health professionals with initiatives such as:

      creating 104 new first-year spaces at medical schools, including at four new university campuses. This is in addition to the 56 new medical spaces created in 2005 by the opening of the Northern Ontario School of
     Medicine; and
      ongoing support for the International Medical Graduate (IMG) program that provides training, assessment and support to help internationally trained physicians become registered and practise in Ontario.

Measures are also underway to increase the supply of other health care professionals, whose work helps provide high-quality health services. For example,

      more than $51 million to improve access to maternity services for women, including support for 356 registered midwives;
      the government introduced the Traditional Chinese Medicine Act. If passed, this act would ensure that
     Ontarians who choose this approach to health care will be able to identify qualified professionals; and
      a comprehensive Nursing Strategy that acknowledges the key role of nurses in quality health care and increases the supply of nursing professionals in Ontario through investments such as the New Graduate, Late
     Career, Clinical Simulation Equipment and Grow Your Own Nurse Practitioner initiatives.
----------------------------------------------------------------------------------------------------------------------

         A full description of the government's strategy for improving Ontario's health care system is presented in Paper A, Building Opportunity, Building a Stronger Ontario.

Section V: Building Job Creation and
Ontario's Sector Advantages
-------------------------------------------------------------------------------------------------------------------

         The Province's economic strategy is built on the fact that a highly skilled, well-educated workforce and a diverse economy, coupled with modern economic infrastructure, are essential to economic growth today and in the future. A $1.2 billion investment in public transit, roads and bridges on top of the five-year, more than $30 billion ReNew Ontario infrastructure investment plan; one of the most ambitious building programs in North America for new electricity generation; education investments from junior kindergarten to the end of high school; the $6.2 billion Reaching Higher plan for postsecondary education; a comprehensive Jobs and Skills Renewal Strategy; health investments that are producing results; a new Ministry of Research and Innovation making substantial investments in research and commercialization-- all are providing Ontario's economy with what is needed in order for it to grow and create jobs.

         The strategy is paying off-- more jobs are being created and for the most part these are good, full-time and higher-paying jobs. Every job that is created represents an opportunity for an Ontarian and for an
         Ontario business.

ONTARIO EMPLOYMENT CONTINUES TO GROW

         In 2005-- a year that saw the Canadian dollar and oil prices continue to rise-- 81,200 net new jobs were created in Ontario, bringing the total number of net new jobs created since October 2003 to almost
         200,000.

         Ontario's unemployment rate fell to 6.6 per cent, the lowest annual rate since 2001.

        ---------------------------------------------------------------------------------------------------------------
        A HEALTHY LABOUR MARKET
        ---------------------------------------------------------------------------------------------------------------

[Bar chart showing Ontario's labour income from 2001 through 2005.]

[Graph showing Ontario's unemployment rate from 2002 through 2005 by quarter.]

Strong Job Growth in Higher-Paying Occupations

[Image showing job creation by major occupational group in Ontario in 2005.]

-------------------------------------------------------------------------------------------------------------------

         The nature of Ontario's job creation over the last year has also been very positive. Almost 90 per cent of the 81,200 net new jobs created last year were full-time positions. As well, total wages and salaries earned by Ontario workers grew 5.0 per cent in 2005-- the best annual increase in five years.

         In 2005, a significant majority of net new jobs were in higher-paying, knowledge-intensive occupations that are so important to future economic growth in the province.

         In 2005, occupations with above-average weekly wages had strong job growth. These included jobs in management, sciences, education, government, transportation and health.

ONTARIO'S SERVICE ECONOMY

         Service sector industries in Ontario are growing fast and account for an increasing share of provincial employment and output. In 2004, service sectors contributed about $302 billion to Ontario's economy
         (roughly 70 per cent of GDP). In 2005, employment in Ontario's services industries in the private sector totalled approximately 3.4 million workers, roughly 53 per cent of total employment in the province.

         Ontario is home to a number of highly successful, higher value-added services sectors, such as the finance, insurance and business services sectors and the information and communication technology (ICT)
         sector, which includes industries such as software development and telecommunication services.

-------------------------------------------------------------------------------------------------------------------------
TORONTO LEADS NORTH AMERICA IN FINANCIAL SERVICES JOB CREATION

Toronto's financial services sector is the third largest in North America, and created more jobs than the financial sector of any other North American city over the past 10 years. Contributing to its strength is the high level of professional skills and advanced education of its workers, a modern communications infrastructure, and a supportive regulatory framework. Workers in financial services earn 26 per cent more than the all-industry Ontario average.

[Bar chart showing financial sector job creation for the top ten North American cities for 1996 to 2005.]

      Toronto is a major location for business and financial head offices in Canada. This contributes to high-wage jobs in related areas such as legal, accounting and computer systems.
      72 per cent of financial services employees in Toronto have postsecondary designations, compared to 58 per cent for other industries.
-------------------------------------------------------------------------------------------------------------------------

         Higher value-added services-- so important to higher employment and incomes in developed economies-- are characterized by high levels of specialized knowledge and skills. Investments in education, training and postsecondary education provide the foundation for generating the needed skills in an economy.
         Investments in research and innovation fuel the technological and creative breakthroughs that create the new products and services that achieve market success. Investments in economic infrastructure, including public transit investments, help build communities with the high quality of life that attracts investment and bring together the creative and knowledge workers critical for high value-added industries.

-------------------------------------------------------------------------------------------------------------------------
INFORMATION AND COMMUNICATIONS TECHNOLOGY SERVICES CONTRIBUTE TO HIGH VALUE-ADDED JOBS
Because nations are increasingly competing on the basis of knowledge, skills and R&D, Ontario's strengths in high value-added services sectors, such as information and communications technology (ICT), are helping it to grow and prosper. Ontario has become home to the third-largest ICT services sector in North America (based on employment) in areas including computer software and telecommunications. Computer software workers earn 69 per cent more than the all-industry average, and telecommunications workers earn 24 per cent more.

[Bar chart showing Ontario as the third largest employer in North America in 2005 for the information and communications technologies services sector.]

      Over the past 10 years, ICT services employment has grown faster in Ontario than in the United States and the rest of Canada.
      Ontario has a strong skills base. 75 per cent of the ICT goods and services sector's workforce have completed a postsecondary education, compared to 59 per cent of the ICT sector in the United States.

Major U.S. corporations are increasingly outsourcing ICT services to other countries such as India, but Canada remains attractive as a major near-shore outsourcing location. Canada is one of the top four beneficiary countries from U.S.
outsourcing.
-------------------------------------------------------------------------------------------------------------------------

         Ontario's job performance will also benefit from the government's support of key economic sectors, both those with rapid growth potential and those adjusting to global economic pressures.

Section VI: Building Communities and Key Economic Sectors
-------------------------------------------------------------------------------------------------------------------

         The province's diverse communities and key economic sectors have an important role in building a culture of innovation, producing a positive business environment, enhancing quality of life and creating opportunity.

STRONG COMMUNITIES

         Ontario's communities will be well positioned to seize opportunities and overcome challenges if all levels of government-- federal, provincial and local-- work together to achieve the shared goal of long-term economic prosperity.

         The Province's commitment to building strong communities through new, more effective partnerships with municipalities is demonstrated through the following initiatives:

•      establishing Move Ontario, the McGuinty government's major new $1.2 billion investment to expand and modernize Ontario's public transit systems, roads and bridges;

•      providing long-term, sustainable funding for transit that municipalities can count on. The government is delivering on its commitment to make two cents of the existing provincial gas tax available for
              Ontario's public transit systems. Over five years, the total gas tax allocation across the province could be more than $1.4 billion. Municipalities will now be able to use funding for both transit capital projects and transit system operations;

•      enhancing the 2006 Ontario Municipal Partnership Fund (OMPF), to provide an additional $56 million targeted to those municipalities with high municipal social program costs relative to their residents' household incomes;

•      increasing the Provincial share of funding for public health to 65 per cent in 2006 and to 75 per cent by 2007;

•      investing an estimated additional $300 million, over the next three years, to move towards a 50-50 sharing of the cost of municipal land ambulance services by 2008;

•      introducing new legislation that, if passed, will make the Ontario Municipal Board (OMB) more efficient and accessible-- giving municipalities a stronger voice in the process that shapes their communities;

•      developing a more efficient and effective brownfield redevelopment program. A new one-window web portal is now available with easy-to-understand information on government initiatives that support brownfield remediation;

•      introducing legislation enabling tax increment financing (TIF) to assist with brownfield redevelopment and public infrastructure development. This new municipal fiscal tool would be introduced on a pilot basis, allowing for its prudent review in an Ontario context. If the legislation passes, the two pilots would be the subway expansion involving York Region and the City of Toronto, and the
              West Don Lands, a brownfield redevelopment initiative that is part of the revitalization of
              Toronto's waterfront;

•      supporting the infrastructure renewal loan program of the Ontario Strategic Infrastructure Financing
              Authority (OSIFA), which is making a real difference in communities across Ontario. Collectively, municipalities are saving millions of dollars in interest charges and transaction fees over the life of their infrastructure financing loans;

•      investing in the Canada-Ontario Municipal Rural Infrastructure Fund (COMRIF), a partnership with the federal government that is helping Ontario municipalities improve water and sewage treatment and waste management facilities, fix roads and repair bridges; and

•      proposing legislation that would provide a process to review the governance model of the Ontario
              Municipal Employees Retirement System (OMERS), extend the municipal election cycle from three to four years, and allow the St. Clair Parks Commission to wind up by transferring parkland and recreational property to local municipalities.

         There is also growing recognition that in order to fully address the financial challenges faced by many
         Ontario municipalities, the federal government needs to step up and contribute in a significant way.

A SOLID FOUNDATION FOR LONG-TERM GROWTH
IN THE GREATER GOLDEN HORSESHOE

         The economy of the Greater Golden Horseshoe (GGH)(1) is a key driver of the province's prosperity, accounting for 70 per cent of Ontario's GDP. This area is a vibrant economic region where urban and rural communities contribute to a high quality of life and long-term economic growth.

         The GGH is a hub of innovation and growth, where a diverse range of individuals, companies and institutions combine to bring new ideas to the world market. The challenge is to sustain and enhance this region's economic performance while maintaining a high quality of life that can attract the best and brightest from around the globe.

         In order to improve coordination in support of sustainable economic growth and address key challenges such as congestion and urban sprawl, the government is moving forward with Places to Grow, the growth plan for the GGH. Building on other key government initiatives (e.g., the Greenbelt Plan, Planning Act reform and the Provincial Policy Statement, 2005) and working within the planning process, this plan will provide a framework for decisions on a wide range of issues, such as land use planning, transportation and infrastructure. It will also create a better environment for investment decisions.
         The Ministry of Public Infrastructure Renewal expects to finalize the growth plan for the GGH in the first half of 2006.

         An effective and efficient transportation system within the GGH will be a key element of a successful economy and a healthy environment. Strategic investments in GGH infrastructure are described in Section
         1, including substantial contributions to transit funding within the GTA and the creation of the GTTA.
         Move Ontario, together with contributions from our federal and municipal partners, will be a major improvement to the movement of people and goods throughout the region.

         At the heart of the GGH, the City of Toronto plays a vital role in both Ontario's and Canada's economies. It is a centre of commerce and innovation and the third-largest financial centre in North
         America.

         The McGuinty government is the first to propose legislation that recognizes the City of Toronto as a responsible, accountable government. If passed, the Stronger City of Toronto for a Stronger Ontario Act
         would give Toronto the broad permissive powers needed to become more fiscally sustainable and autonomous. This act would provide the City with potential new sources of revenue and greater control over the services, programs and public assets it manages.

         In addition to these proposed new revenue sources, Toronto will benefit from new transit funding, the ability to use the gas tax transfer for transit operating purposes, the recent enhancement to the land ambulance program and new funding under the Ontario Municipal Partnership Fund. Taken together, these measures provide Toronto with multi-year funding to significantly address its budget pressures until a long-term solution to the fiscal imbalance with the federal government is reached.

STRONG RURAL COMMUNITIES

         Ontario's diverse rural communities make valuable contributions to Ontario's quality of life and are an important part of the economy. By forging strong relationships with rural communities, the provincial government can ensure that rural areas continue to contribute to and share in Ontario's prosperity.

         On February 20, 2006, the government released a progress report on Ontario's Rural Plan. First published in 2004, "Strong Rural Communities: Working Together for Success" outlines a framework under which the
         Province and rural municipalities can work together in support of strong, sustainable rural economies.
         Investments in rural communities include the following:

•      under Move Ontario, an immediate investment of $400 million in municipal roads and bridges for communities primarily outside the GTA-- with special emphasis on rural and northern communities;

•      in 2006, rural communities across the province will receive $464 million in Ontario Municipal
              Partnership Fund and transitional support-- more than half of the total funding provincewide. This funding will help rural communities address their local challenges and respond to policing and social program costs;

•      $298 million to renew municipal infrastructure through the Canada-Ontario Municipal Rural Infrastructure
              Fund (COMRIF), expected to stimulate a total investment of $900 million over five years;

----------------------------------------------------------------------------------------------------------------------
CANADA-ONTARIO MUNICIPAL RURAL INFRASTRUCTURE FUND (COMRIF)
---------------------------------------------------------------------------------------------------------------------
      In 2005-06, COMRIF committed funding to 120 communities for their local infrastructure projects, with a
     Provincial commitment of almost $125 million towards eligible projects costing a total of over $370 million.
      Examples of projects funded by COMRIF include:
      $3.1 million to upgrade the Geraldton Sewage System in the Municipality of Greenstone;
      $15 million to build the North Bay Water Filtration Plant;
      $1.2 million to install supervisory control and data acquisition systems that will serve the water pollution control plants and sewage pumping stations in Sault Ste. Marie;
      $6.9 million for improvements to several roads in the City of Greater Sudbury;
      $0.5 million to rehabilitate and replace two bridges in the County of Lambton; and
      $0.2 million to rehabilitate two bridges in the City of Pickering.
      The application intake for the second round of COMRIF funding was announced in June 2005. A total of 339 applications were received and are now under review. Announcements are expected shortly.
----------------------------------------------------------------------------------------------------------------------
•      as of February 14, 2006, OSIFA has committed to provide more than $1.24 billion in financing to more than 150 rural communities for upgrading local infrastructure projects;

•      investments to improve health care in rural Ontario:

      between 2005 and 2008, the government is investing in 17 new Community Health Centres (CHC) and seven new satellite CHCs serving rural communities, providing access to primary health care and community health programs;

      $9.5 million for telemedicine to bring health care to rural and northern residents who cannot get to a clinic or hospital;

•      improvements to education in rural Ontario, such as:

      recognizing the unique needs of rural schools through more than $200 million in additional supports since 2002-03, including new funds for school repairs, energy efficiency, library books and additional teachers;

•      over $20 million has been funded through the Rural Economic Development Program in 2005-06. These
              investments support sustainable rural economies and community partnerships. The priorities of the
              Rural Economic Development Program are improved access to health care services, community revitalization, and skills enhancement;

•      investments in rural industries include:

      $520 million in the Ontario Ethanol Growth Fund to support expansion of ethanol production in Ontario;
                  and

      initiatives that encourage a strong, sustainable farm sector and programs that support and stabilize farm incomes.

         Agriculture
         Ontario has the largest agriculture sector in Canada, employing about 90,000 people in 2005. Like many sectors, farming is adapting to competitive challenges in a rapidly changing international marketplace.

         Ontario's farm sector is highly diversified and benefits from proximity to markets, a favourable climate and good soils. Agriculture Canada forecasts that sales by Ontario farms will total more than $8 billion in 2005-- five per cent higher than the average of the previous five years.

         The high Canadian dollar, increasing international competition, subsidies in other jurisdictions, trade disruptions and bad weather have challenged certain segments of the sector.

         The government recognizes these challenges and is working to maintain a strong, sustainable farm sector.
         The government's recent announcement of $125 million includes new funding to help grain and oilseed farmers and horticulture farmers dealing with low returns and will bring total Ontario Ministry of
         Agriculture, Food and Rural Affairs (OMAFRA) expenditures for farm income stabilization and support programs to more than $800 million over the 2003-04 to 2005-06 fiscal years. Ontario farmers also receive favourable treatment under a number of taxes, such as the property tax, RST and fuel tax (see table below).

         Farmers play an important role in Ontario's rural economy and many government programs work to the benefit of the broader rural community. Ontario's efforts to encourage ethanol production is one example. Another is the government's commitment to the development of renewable sources of electricity generation. Net metering will allow electricity from water, wind, solar power and farm biomass to be sent to the grid, giving farmers who generate their own power an opportunity to earn credits towards their energy costs. The Ontario Power Authority (OPA) is moving forward with a standard offer program aimed at small-scale, clean or renewable generation, increasing economic opportunities for small businesses, including farms.

-------------------------------------------------------------------------------------------------------------------------
SELECTED EXAMPLES OF ONTARIO SUPPORT FOR FARMERS
($ MILLIONS)
-------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------- --------------------
OMAFRA Expenditures for Farm Income Stabilization and Support (2003-04 to 2005-06)(1)                                834
Value of Farm Property Class Tax Rate Reduction(2) (2005)                                                            300
Value of Retail Sales Tax Exemption for Agricultural Goods (2005)                                                    265
Value of Fuel Tax Exemption for Coloured Fuel Used in Farm Equipment (2004)                                           43
Value of $500,000 Lifetime Capital Gains Exemption (2005)(3)                                                          41
Value to Farm Corporations of Small Business Corporate Income Tax Rate (2005)                                         20
Expected OMAFRA Expenditures for Nutrient Management Assistance (2005-06)                                             12
Expected OMAFRA Expenditures for Agricultural Drainage Infrastructure Management (2005-06)                             7
Expected OMAFRA Expenditures for Meat Plant Assistance Program (2005-06)                                               7
OMAFRA Expenditures for Ontario Cull Animal Strategy-- abattoir expansion (2004-05)                                    7
Land Transfer Tax Exemption for Transfers of Farm Land between Family Members (2005)                                   5
-------------------------------------------------------------------------------------------------------------------------
(1) Three-year total for the 2003-04 to 2005-06 fiscal years using expected expenditures for 2005-06.
(2) Includes both municipal and education portions.
(3) Estimates of Ontario's share of federal tax expenditures based on Ontario's 27 per cent share of national farm capital value.
Sources: Public Accounts of Ontario 2003-04 and 2004-05; 2005 Ontario Economic Outlook and Fiscal Review, Background
    Papers; Tax Expenditures and Evaluations 2005, Department of Finance Canada; Statistics Canada data and Ontario
    Ministry of Finance estimates.
-------------------------------------------------------------------------------------------------------------------------

         Ontario and the federal government both have roles to play in helping to stabilize farm income and position agriculture for long-term success. In addition to meeting its commitment to fund business risk management and other programs under the federal-provincial Agricultural Policy Framework, in 2005-06,
         Ontario is providing:

•      $80 million for grain and oilseed farmers to offset their losses on the 2005 crop;

•      $35 million for producers of all edible horticulture crops to offset their past losses;

•      $25 million to allow the University of Guelph to invest in its animal health laboratory;

•      $10 million for an Ontario livestock and poultry traceability system;

•      $3 million to small and medium-sized producers of Vintners Quality Alliance wine; and

•      an additional $1 million to further support Ontario wine marketing efforts.

         The government remains committed to a multi-year strategy that will stabilize and strengthen the province's agriculture industry for the future but requires the federal government's participation as a full partner to support the agriculture industry in the way it needs and deserves.

         Continued success for Ontario farms requires new approaches by both farmers and governments. In its pre-Budget submission, the Ontario Federation of Agriculture noted, "Agriculture research is the most cost-effective support for agriculture." Research is the raw material of innovation, and the government provides significant support for agricultural research. In addition to existing efforts, the government is providing $1 million in 2005-06 to the Grape Growers of Ontario for advanced research into hardier varietals.

-------------------------------------------------------------------------------------------------------------------------
SELECTED EXAMPLES OF ONTARIO AGRICULTURAL RESEARCH SUPPORT
      Transferring Ontario's agricultural research stations and colleges to the Agricultural Research Institute of
     Ontario.
      A new Chair in Agricultural Research at the University of Guelph.
      Funding of over $50 million annually to the University of Guelph for agricultural research, education and laboratory services; and
      ReNew Ontario capital investments for agricultural research, education and laboratory services.
      $25 million in 2005-06 to allow the University of Guelph to invest in its animal health laboratory.
      $1 million in 2005-06 to the Grape Growers of Ontario for advanced research into hardier varietals.
-------------------------------------------------------------------------------------------------------------------------

         The government is also investing in farm-level innovation, which is important in a number of ways, including increasing the productivity of agriculture, meeting changing consumer demands and managing the effects of farming on the environment. To help foster farm-level innovation, the government proposes to establish a new award for agri-food innovation excellence. Over the next five years, $2.5 million is to be awarded to outstanding farmer-innovators. The government will work with industry and academia to identify award criteria, with the intention that the first awards will be presented at the next
         Premier's Agri-Food Summit.

NORTHERN ONTARIO

         Northern Ontario's unique circumstances require focused and coordinated programs and initiatives to promote economic growth and job creation. The Province continues to work with communities and key industries in northern Ontario to support long-term prosperity within an increasingly competitive global economy. For example, as the Premier recently announced, the government is substantially increasing its commitment to help the forestry industry invest in and foster a new generation of forest-sector jobs.

         Other Provincial investments that support prosperity for northern Ontario include the following initiatives:

•      developing strategic economic infrastructure projects, such as:

      an investment of more than $1.8 billion over five years announced on August 30, 2005 to upgrade and expand northern highways under the Northern Ontario Highway Strategy; and

      the introduction of Move Ontario, an immediate one-time new investment of $400 million to help municipalities primarily outside the GTA-- with special emphasis in rural and northern communities-- invest in municipal roads and bridges.

•      offering low-cost loans through OSIFA to northern municipalities to upgrade local infrastructure, providing $259 million to 47 northern communities as of February 14, 2006;

•      investing in ongoing improvements to health care in northern Ontario, including:

      a total investment of almost $25 million in 2004-05 and 2005-06 for surgeries, exams and equipment to northern communities under the Wait Time Strategy;

      a commitment of $6.6 million annually for telemedicine services;

      funding for Aboriginal health programs as part of the annual $44 million provincial Aboriginal Healing and Wellness Strategy;

      substantial investments in northern Ontario hospitals over the next five years, such as expansion and service quality projects in North Bay, Sault Ste. Marie, Sioux Lookout, Thunder Bay and
                  Sudbury;

      the establishment of a new medical school to help alleviate the doctor shortage. The official opening of the Northern Ontario School of Medicine was celebrated in September 2005;

•      investing in improvements to education in northern Ontario, such as $16 million to Northern school boards through the Good Schools Open Program and $6.6 million through Good Places to Learn;

•      providing municipalities in the north with $278 million in OMPF funding and transitional assistance in
              2006;

•      reviewing the Provincial Land Tax (PLT) system and consulting broadly with northern communities and stakeholders. In 2006, the government will continue its review of the feedback from these consultations;

•      providing $4 million to establish a Bio-Energy Research Centre in Atikokan to accelerate work now underway on the future use of the Atikokan Generating Station. This centre will carry out research of practical relevance to the future of the community and the province, and allow the station to continue to be a source of employment for the community;

•      supporting jobs and investment created by the mining sector in northern communities;

•      contributing $60 million annually to the Northern Ontario Heritage Fund Corporation (NOHFC). Under its
              new mandate, NOHFC will provide support for private-sector job creation, youth and emerging technologies, while continuing to invest in public infrastructure projects that support economic development;

•      embarking on a new approach to Aboriginal Peoples, many of whom live in northern Ontario. The government is responding to the socioeconomic gap that exists between Aboriginal Peoples and other Ontarians by working on a number of initiatives, including actively engaging Aboriginal Peoples in creating a new, effective partnership in support of economic development. This includes developing proposals to enable Aboriginal Peoples to share fairly in the benefits of natural resource development. The government is also supporting literacy by providing:

      $6 million to First Nations libraries to help strengthen literacy and promote lifelong learning for people of all ages;

      more than $800,000 for the Lieutenant Governor's summer camp initiative that encourages literacy among aboriginal youth in northern Ontario. This initiative builds on the success of the Lieutenant
                  Governor's Book Program, which provided over 850,000 books to First Nations and Native
                  Friendship centres across Ontario;

•      committing to initiatives under the Northern Prosperity Plan, such as:

      the Northern Ontario Grow Bonds pilot program, which is providing financing for new and expanding firms;

      a $15 million investment over three years, which began in 2005, to support geological mapping, which will help open the mining potential of the Far North;

      the Go North Investor Program, which is putting northern Ontario on the radar for international investors and attracting new, innovative anchor investments to northern communities, such as

      an investment in SIAG Great Lakes LP, a joint venture of more than $35 million between Algoma Steel Inc.
                      and German-based SIAG. This state-of-the-art facility will use innovative technology to manufacture steel wind towers, bringing approximately 140 high-value jobs to Sault Ste.
                      Marie;

      the Northern Communities Investment Readiness initiative, which is helping northern communities identify and market their strengths to the world; and

      Ontario's North, a new video that is part of a Go North marketing package that will be taken to international markets to showcase the north's business advantages, sector strengths and quality of life.

         Forest Products
         Ontario's forest-products industry plays a vital role in the Province's economy, particularly in northern Ontario, where it provides employment for some 30,000 people and is the mainstay of many communities.

         Although global demand for wood and paper products continues to grow at a healthy rate and Ontario has many strengths in terms of experienced workers, proximity to key markets and a large resource base, the industry is facing a challenging period. The difficulties facing the industry include a strong Canadian dollar; U.S. softwood lumber duties; increasing supplies of low-cost plantation-grown fibre abroad; and
         weakening North American demand for newsprint and office papers.

         Fundamental changes are needed to address these challenges.

         Following up on the report of the Minister of Natural Resources' Advisory Council on Forest Sector
         Competitiveness in 2005, the government announced $680 million in assistance for the industry to help lever investments to improve its competitiveness. The Ministry of Natural Resources is moving to implement this assistance, including the $150 million Forest Prosperity Fund, cost-sharing for forest access roads, enhanced forest inventories and streamlined forestry approval processes. In addition, on
         February 22, 2006, the Premier announced a further $220 million over three years to help strengthen the industry.

         The forest industry's continuing strength requires a sustained effort and the cooperation of companies, workers, communities and senior levels of government. This includes ensuring that the federal government follows through on the November 2005 commitment of a $1.5 billion, five-year national program to help forest companies, workers and communities.

----------------------------------------------------------------------------------------------------------------------
ONTARIO IS ENCOURAGING FOREST INDUSTRY TRANSFORMATION
      $350 million in loan guarantees to stimulate new investments.
      $150 million in grants to encourage new investment in co-generation, energy conservation and more value-added products.
      $28 million annually to help fund forest access roads.
      $10 million annually to fund enhanced forest resource inventories.
      $5 million over five years to promote new and innovative wood products.
      Streamlining forestry-related regulations and approval processes.

Recently announced initiatives
      A three-year extension of the transitional revenue limit on a portion of OPG output will help bring stability to the Ontario forest industry's electricity costs.
      Increased funding for forest access roads from $28 million to $75 million per year.
      A one-time $70 million refund in stumpage charges.
      A three-year, $3 million annual reduction in stumpage charges for white birch and veneer-grade poplar.

This Budget is also proposing to parallel federal tax measures to support co-generation systems that use a form of biomass called black liquor.
----------------------------------------------------------------------------------------------------------------------

         Mining
         Mining has played a long and distinguished role in Ontario. Some of the world's outstanding deposits of nickel, gold and copper have been discovered here. Today, Ontario's first diamond mine is under development.

         Currently, Ontario produces some $7 billion per year of metals, non-metallic minerals and aggregates.
         The industry directly employs 50,000 people across Ontario. In addition, Toronto has emerged as one of the world's premier centres of mining finance. Over 1,100 mining and exploration companies are listed on the Toronto Stock Exchange.

         The mining industry is currently enjoying an exceptional boom in global demand, prices and profitability, and has a bright future, owing in large part to the robust demand expected from rapidly growing economies such as China and India.

         Sustained strong investment in mineral exploration is also essential to the industry's continued
         well-being. Exploration expenditures in Ontario have nearly tripled since 2001 to an estimated $321 million in 2005, and are vital to the ongoing need to identify new ore reserves to sustain long-term mining activities.

         New mining developments currently underway in Ontario include DeBeers' diamond mine near Attawapiskat;
         Falconbridge's new Nickel Rim mine in the Sudbury area; the expansion of Falconbridge's copper-zinc mine in Timmins; and the expansion of Goldcorp's gold mine in Red Lake.

         Ontario has an opportunity to play a larger role in mining-related technology and innovation, and in the creation of an expanding range of value-adding goods and services. The recent launch of the new Centre for Excellence in Mining Innovation in Sudbury represents a new milestone in this direction. The Ontario
         Government is providing $10 million to Laurentian University to help launch the new Centre.

----------------------------------------------------------------------------------------------------------------------
ONTARIO SUPPORT FOR MINING
      $10 million to Laurentian University to support the recent launch of the new Centre for Excellence in
     Mining Innovation in Sudbury.
      Recently announced Ontario Mineral Development Strategy to promote sound, sustainable growth.
      $15 million over three years for geological mapping in the Far North.
      One-stop Internet access to provincial mining-related services.
      $60 million over six years for cleanup of abandoned mines to protect the public and the environment.
      A reduction in the Ontario mining tax rate from 10 per cent to 5 per cent for new remote mines in Ontario.
      A three-year mining tax holiday on the first $10 million of profits generated by a new mine or a major expansion of an existing mine located in Ontario.
      A 10-year mining tax holiday on the first $10 million of profits generated by a new mine opened in a remote
     Ontario location.
      A 25 per cent resource allowance for corporate income tax purposes.
      Mineral exploration is eligible for flow-through share treatment and a five per cent share credit.
----------------------------------------------------------------------------------------------------------------------

MANUFACTURING

         The McGuinty government recognizes that a vibrant manufacturing sector is essential to Ontario's prosperity. Manufacturing accounts for about 17 per cent of Ontario's employment, 21 per cent of the province's GDP and 88 per cent of its international merchandise exports. Ontario's highly skilled workforce and labour cost advantages, including public health care, contribute to the competitiveness of the sector.

         From 1994 to 2004, Ontario led North America in manufacturing job growth with a gain of 259,000 net new manufacturing jobs-- more than any other Canadian province or U.S. state. Today, Ontario has the second-highest number of manufacturing employees of any province or state in North America. However, in
         2005, Ontario's manufacturing sector came under increased competitive pressures due to a higher Canadian dollar and higher energy costs. As a result, manufacturing employment in 2005 declined 3.3 per cent.

         Despite these pressures, the sector is proving resilient. Ontario manufacturing productivity increased
         4.3 per cent in 2005. The higher dollar made it less expensive for companies to make capital investments to improve productivity by lowering the price of imported machinery and equipment. In 2005, expenditures in new machinery and equipment by Ontario's manufacturing sector increased by 7.4 per cent. This was the highest increase since 1998.

         That being said, the government appreciates how difficult it has been for employees facing job loss or uncertainty in the manufacturing sector. The government provides a number of services for affected workers. These include:

•      a $2.1 billion Jobs and Skills Renewal Strategy, including a One-Stop Training and Employment System that provides programs for the quick retraining and rapid re-employment of workers affected by layoffs and plant closures;

•      adjustment committees, which provide a range of services for affected workers including job search assistance, vocational and business counselling, and training information; and

•      ongoing support and strategies to encourage the auto industry to make new investments in Ontario.

         The Ontario Government has been investing in the competitiveness of the manufacturing sector by putting in place policies that foster a positive investment climate in the province, including the enhancement of Ontario's economic infrastructure.

•      In the past two years, Ontario surpassed Michigan as the leading auto-producing jurisdiction in North
              America. Ward's, the leading source of automotive market analysis and data, forecasts that Ontario will continue to lead North America over the near future.

•      The Ontario Automotive Investment Strategy (OAIS) ensures that Ontario enhances its competitive advantage in this key export industry. So far, the government's auto strategy has leveraged over
              $5.7 billion in new investment in this sector.

      Four of the world's leading auto producers-- General Motors, Toyota, Ford and DaimlerChrysler-- have committed to making new investments in Ontario in cutting-edge auto manufacturing technology, confirming that Ontario continues to be one of the best places in the world to manufacture automobiles.

      Last year's announcement of a new Toyota auto plant in Woodstock - the first greenfield assembly plant in the province in nearly 20 years - was quickly followed in March of this year by announcements to establish a Hino Motors Ltd. truck assembly facility in Woodstock, and a
                  Toyotetsu auto-parts plant in Simcoe. These announcements are further proof that the government's auto strategy is working, and confirm Ontario's economic advantages in attracting investment - great location, a skilled workforce, and excellent health care and education systems.

•      Hybrid electric vehicles promise to be an emerging growth area for the future of the automobile sector, helping to reduce greenhouse gases. To promote the use of hybrid electric vehicles in Ontario, and signal the importance for Ontario of maintaining leadership in North American auto production, the
              Ontario Government proposes to double the maximum retail sales tax rebate for qualifying hybrid electric vehicles from $1,000 to $2,000 for vehicles delivered to purchasers after March 23, 2006.

•      Ontario's $500 million Advanced Manufacturing Investment Strategy (AMIS) will help Ontario's industrial community make investments in leading technologies and innovations in order to keep them globally competitive.

•      The Ontario Government's Reaching Higher plan for postsecondary education will make $6.2 billion in new cumulative investments by 2009-10 in universities and colleges, apprenticeships and skills programs to help address skills shortages in manufacturing as well as provide training for workers in transition.

•      The government's ReNew Ontario plan is expanding and improving provincial highways and relieving congestion at border crossings. The government is also investing an additional $1.2 billion in transit, roads and bridges under the Move Ontario plan announced in this Budget.

•      The three years of stable pricing on electricity provided by OPG for all electricity consumers will help the province's manufacturers to better manage electricity costs.

----------------------------------------------------------------------------------------------------------------------
TAX INCENTIVES THAT BENEFIT ONTARIO'S MANUFACTURING SECTOR
      A proposed five per cent rate cut in Ontario's capital tax beginning in 2007.
      A corporate income tax (CIT) rate that is two percentage points below the general CIT rate.
      The proposed doubling, subject to federal implementation, of the non-capital loss carry-forward period from
     10 to 20 years.
      A 25 to 30 per cent refundable tax credit for hiring apprentices in industrial, construction, motive power and certain service trades.
      Corporate tax incentives for research and development.
      A bonus 30 per cent CIT deduction for new pollution control equipment.
      A 100 per cent CIT writeoff for new assets used to generate electricity from clean, alternative or renewable sources.
      A capital tax exemption for new assets used to generate electricity from clean, alternative or renewable sources.
      A retail sales tax (RST) exemption for production machinery and equipment.
      An RST exemption for reinforced concrete used to make production machinery and equipment.
      An RST exemption for materials incorporated into goods for sale.

Further information on these and other Ontario tax provisions can be found in the 2005 Ontario Economic Outlook and
Fiscal Review, Background Papers.
----------------------------------------------------------------------------------------------------------------------

         Despite the challenges faced by Ontario's manufacturing sector, the government is confident that manufacturing will continue to be a successful and productive participant in Ontario's diverse economy.

         The Entertainment and Creative Cluster
         In 2004, the entertainment and creative cluster contributed nearly $9.9 billion to Ontario's economy
         (2.3 per cent of GDP). Ontario is North America's third-largest employer in the entertainment and creative industries, after California and New York. In 2005, Ontario employment in the cluster totalled approximately 185,000 people, accounting for 42 per cent of Canada's total workforce in this cluster. In addition to this direct economic contribution, the presence of the cluster enhances quality of life, creativity and innovation, which further boosts economic growth by attracting tourists, businesses, skilled workers, and highly mobile professionals and investors.

         The entertainment and creative cluster includes a broad range of creative content industries, including film and television production, sound recording, and book and magazine publishing. The cluster also includes fast-growing new media industries (e.g., digital special effects and interactive products like video and computer games) and independent artists, authors, musicians and filmmakers.

         The development of this cluster is characterized by the enhancement of economic linkages and synergies among these various creative industries, as well as linkages with other related industries, including fashion, architecture, graphic and industrial design, computing (hardware and software) and telecommunications.

         In order to reinforce and further support the entertainment and creative cluster, the government is committing to a number of initiatives including:

•      a proposed extension of the enhanced 18 per cent rate for the Ontario Production Services Tax Credit until March 31, 2007;

•      a proposed enhancement of the Ontario Interactive Digital Media Tax Credit to provide more support for smaller companies and to facilitate access to this tax credit for large companies and more industries, such as Ontario-based interactive video-game developers;

•      providing $49 million to support Ontario's major cultural agencies and attractions. The Royal Ontario
              Museum, Art Gallery of Ontario, Canadian Opera Company, National Ballet School, Royal Conservatory
              of Music and Gardiner Museum of Ceramic Art will all receive funding to help them realize their full economic potential as premier tourist attractions;

•      allocating $10 million to the Ontario Heritage Trust in support of its mandate to identify, preserve and protect Ontario's heritage, as well as to increase public awareness of the importance of heritage conservation;

•      establishing the Entertainment and Creative Cluster Partnerships Fund. This new fund will provide $7.5 million over the next three years to promote cooperation between firms among the different sectors in the cluster. Project areas will include entrepreneurship and skills development, domestic and international marketing, new product prototype funding and development of cluster performance measures; and

•      providing $1 million in support for development and production plans for the 2007 Toronto International
              Arts Festival. This is in addition to $1 million in support provided to Festival organizers in
              2005. From a base in Toronto, the Festival will highlight and make use of artistic and cultural venues and resources from other parts of Ontario including Niagara, Stratford and Muskoka.

----------------------------------------------------------------------------------------------------------------------
MARKETS FOR VIDEO AND COMPUTER GAMES AND ONTARIO'S POTENTIAL
According to a June 2005 report by PricewaterhouseCoopers (PwC), the global market for video and computer games is expected to register one of the highest growth rates among the various sectors of the entertainment and creative cluster, with a projected compound annual growth rate of 16.5 per cent over the 2005-09 period.(2)

The video- and computer-game sector consists of four segments: PC games, console games, online games and wireless games. According to the PwC report, online and wireless games have the fastest growth potential, with projected compound annual growth rates of 45.5 per cent and 49.7 per cent respectively between 2005 and 2009.

Factors that position Ontario as a successful growth hub in the video-game area include:

      a large pool of creative talent and a strong record of innovation, supported by well-established postsecondary institutions such as Sheridan, Seneca, George Brown, Ryerson and McMaster, which offer a wide range of programs that produce highly skilled graduates;
      researchers and developers achieving success in parallel fields such as multimedia and animation;
      finance, business and marketing strengths vital to the production, publication, distribution and commercialization of new products;
      proximity and linkages with the United States, home of the largest video-game industry and the second-largest market; and
      one of the most ethnically diverse regions in the world, which positions the province well to link with and gain access to the Asia and Pacific markets, which are projected to experience one of the fastest rates of growth between 2005 and 2009.

The government's support to the video- and computer-games segment is reflected in the proposal to enhance the existing Ontario Interactive Digital Media Tax Credit to facilitate access to this program for Ontario-based video-game developers.
----------------------------------------------------------------------------------------------------------------------

Section VII: Building the Investment Climate
-------------------------------------------------------------------------------------------------------------------

         Continued growth in Ontario's economy depends on the vitality of the investment climate and the health of its diverse economic sectors. Creating opportunity for investment is important to the health of the economy. There are a number of ways that the government can support a strong investment climate, including many of the measures related to infrastructure, education, training and innovation discussed in the previous sections.

COMPETITIVE TAXES: ACCELERATING ONTARIO CAPITAL TAX RATE CUT

         A competitive tax system is essential to attract business investment and foster economic growth in a highly competitive global economy.

         Although corporate income tax rates in Ontario remain competitive with surrounding jurisdictions,
         Ontario's capital tax-- which taxes business investment rather than profits-- is widely recognized as a barrier to attracting investment and fostering new economic growth. One of the key areas where the
         Ontario economy has underperformed the United States is investment as a share of GDP. This has stood in the way of high-productivity job creation, which is needed to fully utilize our skilled workforce.

         The government enacted legislation in 2004 to enhance Ontario's investment climate by gradually phasing out the province's capital tax at a pace that enabled the funding of key government priorities such as education, health and infrastructure. This capital tax elimination plan included increases to the deduction, followed by reductions to the capital tax rates until the tax is eliminated in 2012. The deduction is being increased from $5 million in 2004 to $15 million in 2008, which will have the effect, by 2008, of exempting more than 14,000 additional corporations from the capital tax. Starting on January
         1, 2009, the capital tax rates are being reduced every year so that by January 1, 2012, the tax is completely eliminated.

         However, recognizing the increased importance of attracting new investment to the province, the government is proposing, in this Budget, to accelerate the capital tax rate cut. Effective January 1,
         2007, the current rate would be cut by five per cent-- a full two years earlier than currently scheduled. Further, the government intends to eliminate the tax in 2010 should the fiscal position of the Province allow.

         Increased capital investment creates widespread benefits to people throughout the Ontario economy. It provides incentives to invest in new technology that raises productivity, allowing companies to pay higher wages and create more and better jobs. The capital tax rate cut proposed in this Budget will further enhance Ontario's already competitive business environment in a fiscally responsible way.

         Combined corporate income tax rates in Ontario compare favourably with most competing jurisdictions.
         Ontario's combined statutory corporate income tax rates are below the average for the United States, particularly for manufacturing, and are below the combined rates in each of the Great Lakes states against which Ontario competes most directly.(3)

-------------------------------------------------------------------------------------------------------------------------
ONTARIO SUPPORTS SMALL BUSINESS THROUGH THE TAX SYSTEM(4)
      Ontario's preferential small business corporate income tax (CIT) rate permits eligible Canadian-controlled private corporations to save $825 million annually.
      Small businesses, credit unions, caisse populaires, family farm corporations and family fishing corporations that are exempt from Ontario's capital tax save over $255 million annually.
      Small businesses are exempt from Ontario's corporate minimum tax.
      Private-sector employers eligible for an Employer Health Tax Exemption save $575 million annually.
      Small businesses hiring apprentices or co-op students are eligible for enhanced refundable tax credits.
-------------------------------------------------------------------------------------------------------------------------

         With Ontario's highly educated workforce, competitive tax environment, health care cost advantage, and supportive business environment, Ontario remains a leader in attracting new business and fostering a new generation of economic growth. The McGuinty government is committed to policies that will help Ontario improve this economic advantage.

MODERNIZING BUSINESS AND FINANCIAL SERVICES REGULATION

         Along with competitive taxation, a competitive regulatory framework also supports a positive investment climate and a growing economy. Ontario is continuing to modernize its business and financial regulation in order to maintain a high-quality business environment, stay ahead of fast-changing global markets and build on Ontario's economic advantage.

         Modern regulation supports both dynamic markets that unlock economic growth potential and consumer choice, and provides protection for consumers and investors. This includes making sure regulation is up-to-date and internationally competitive, so that businesses can adapt to changing markets and to new ways of serving customers. High-quality business and financial regulation, which supports market confidence and efficiency, can be a key competitive advantage that helps attract investment.

•      Modern and competitive regulation is pivotal to the growth of two key sectors of the economy: business services and financial services. They represent Ontario's top two traded industry clusters, according to the Institute for Competitiveness and Prosperity.

•      A high-quality regulatory environment is among the many advantages that Canadian financial institutions recognize as helping to anchor their location in Toronto. Toronto's pool of skilled professionals is another such advantage-- Toronto is home to the second-largest number of financial analysts in the world, after New York. More businesses locate their head office in Toronto than in any other city in Canada.

•      Canada, however, is the only major nation without a national securities regulator, and this may contribute to Canada falling short of achieving its full economic potential. Ontario will continue to promote the creation of a common securities regulator in Canada.

         Modern regulation and commercial laws that protect the public interest on a cost-effective basis help companies start up and grow. As a result, governments are taking a closer look at their business regulations to reduce barriers to growth for small and medium-sized businesses, a key engine of growth.

•      The Small Business Agency of Ontario has been set up to:

      promote regulatory best practices, including facilitating compliance while protecting health and safety;

      streamline paperwork; and

      ensure that small business interests are part of government decision-making. Last fall, through the agency, the government launched a new online Regulatory Registry to facilitate the exchange of information between government regulators and businesses regarding the impact of regulatory proposals on small business.

         Regulatory reforms undertaken by the Ministry of Labour to help advance safe, fair and harmonious workplace practices are having a positive impact on Ontario's economic climate. More effective, targeted inspection and enforcement have helped to create safer workplaces.

----------------------------------------------------------------------------------------------------------------------
MODERNIZING REGULATION SUPPORTS INVESTMENT AND GROWTH
      On February 20, 2006, the government introduced the Mortgage Brokerages, Lenders and Administrators Act,
     2006 to replace the Mortgage Brokers Act. The proposed legislation will strengthen consumer protection and modernize the regulatory framework in a fast-growing segment of the financial services market.
      With over $23 billion in assets, credit unions and caisses populaires play a vital role in the economic life of communities throughout Ontario. The government has consulted on proposals to modernize the rules governing credit unions and caisses populaires. The proposals would streamline regulatory processes; enhance the ability of credit unions and caisses populaires to manage risk, strengthen governance, and increase operating efficiency; and improve consumer protection. The government plans to release draft regulations on rules for capital adequacy and lending, and to introduce amendments to the Credit Unions and Caisses Populaires
     Act at the earliest opportunity.
      The government is making continued progress on business law reforms. It has introduced legislation to update the legal framework for the electronic transfer of securities, and has enacted provisions that will eliminate some of the inconsistencies and duplication between business and securities laws. The government is exploring further legislative changes to update business laws and make them more consistent with Ontario securities laws.
      The government responded to the Standing Committee on Finance and Economic Affairs (SCFEA) Report on the
     Five-Year Review of the Securities Act by implementing civil liability for secondary- market disclosure. The government also enacted new provisions to strengthen the legislature's oversight of the Ontario Securities
     Commission (OSC), and give the OSC broader rule-making authority in relation to corporate and investment fund governance, and provide shareholder flexibility to communicate during a takeover bid.
      The government has also approved OSC fee reductions that more closely align the revenues they generate with the costs of regulation-- these changes are expected to cut OSC fee revenues by 16.7 per cent on average in each of the next three years.
      The McGuinty government continues its strong advocacy for a common securities regulator in Canada, which is key to making Canada's securities markets more competitive and efficient. The Minister of Government Services has received and is carefully considering "A Blueprint for a New Model-- A Discussion Paper by the Crawford
     Panel on a Single Canadian Securities Regulator," while engaging other jurisdictions in discussing how to move forward towards that objective.
      The government plans to propose additional legislative changes to harmonize securities regulation across jurisdictions and streamline Ontario's securities and corporate laws.
      The government is working with other jurisdictions and the Canadian Public Accountability Board (CPAB) to
     maintain an effective and well-functioning oversight system for audit firms, which supports public confidence in the integrity of financial reporting by public companies.
      Ontario endeavours to ensure that provincially incorporated businesses operate under fair and appropriate rules that are consistent with those in other jurisdictions. The government intends to amend the Insurance Act, and make complementary amendments to the Corporations Act, to allow Ontario's farm mutual insurance companies and other provincially regulated insurers to operate under investment and corporate governance rules similar to those at the federal level.
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Conclusion
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         The Ontario economy has faced substantial challenges from high oil prices and a record-high increase in the Canadian dollar over the past two years. Despite these obstacles, Ontario's economic growth over this period has exceeded the expectations of most forecasters.

         The ability of the economy to withstand these external risks is an indication of strong fundamentals and the hard work and ingenuity of Ontario's people and businesses. Ontario has a vibrant and highly diversified economy that is well positioned to compete in the world economy.

         These challenges from the global economy will be a fact of life for the foreseeable future. This makes it even more important for all levels of government to work together to ensure that the environment for doing business in Ontario is as strong as possible, to maximize our competitive advantages and encourage investment that creates growth in productivity and rising standards of living for Ontario families.

         The Ontario Government has the responsibility for providing some of the key economic resources and services that will contribute to strengthening Ontario's economic advantage.

         The government's plan includes key elements that will:

•      bring Ontario's economic infrastructure up to 21st-century standards;

•      create a comprehensive, efficient and safe provincial transit system;

•      ensure a reliable and environmentally sustainable supply of electricity;

•      invest in education and health care;

•      foster a culture of innovation;

•      work with key sectors such as forestry to adjust to changing conditions; and

•      ensure competitive tax rates, including a proposed five per cent capital tax rate cut.

         The government's strategy is about maximizing the potential of Ontarians. Ontario's economy has some of the strongest fundamentals in the world. Ontario is already a great place to live and do business, but it has the potential to be even greater. The right government policies, carried out in a fiscally responsible manner, will help Ontario achieve its potential.

(1) The Greater Golden Horseshoe (GGH) includes the cities of Toronto, Hamilton and Kawartha Lakes, the regional municipalities of Halton, Peel, York, Durham, Waterloo and Niagara, and the counties of Haldimand, Brant,
    Wellington, Dufferin, Simcoe, Northumberland and Peterborough. In addition, the cities of Guelph,
    Peterborough, Barrie, Orillia and Brantford are within this geography.

(2)  PricewaterhouseCoopers, "Global Entertainment and Media Outlook 2005-2009, Video Games," June 2005.

(3) A detailed comparison of marginal effective tax rates (METR) -  another way to look at tax competitiveness -
    was carried out by the federal Department of Finance in the paper Tax Expenditures and Evaluations (November
    2005). They found that, using a projection of proposed federal and provincial tax changes, the METR for manufacturing in Ontario would be below the average for the mid-western region of the United States, which includes key manufacturing states such as Michigan, Illinois and Ohio.

(4)  2005 estimates, 2005 Ontario Economic Outlook and Fiscal Review, Background Papers.